Exhibit 2.8

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT
BY AND AMONG
SP COSTA RICA HOLDINGS, LLC,
LAUREATE INTERNATIONAL B.V.
AND
LAUREATE EDUCATION, INC.

Dated as of January 10, 2020

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS AND RULES OF CONSTRUCTION	1

Section 1.1	Definitions and Defined Terms 1

Section 1.2	Rules of Construction 1

ARTICLE II CLOSING TRANSACTIONS; PURCHASE PRICE; CLOSING	2

Section 2.1	Sale and Purchase of the Company Units and Purchased Loan 2

Section 2.2	Purchase Price 2

Section 2.3	Payment of Purchase Price 3

Section 2.4	Time and Place of Closing 3

Section 2.5	Adjustment to Purchase Price 4

Section 2.6	Earn-Out 7

Section 2.7	Withholding 10

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES	10

Section 3.1	Organization; Good Standing; Authorization; and Enforceability 10

Section 3.2	Conflicts; Consents of Third Parties 10

Section 3.3	Capitalization 11

Section 3.4	Subsidiaries 11

Section 3.5	Financial Statements 12

Section 3.6	Absence of Certain Developments 12

Section 3.7	Taxes 14

Section 3.8	Real Property 15

Section 3.9	Intellectual Property 16

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Section 3.10	Material Contracts 17

Section 3.11	Employee Benefit Plans 18

Section 3.12	Labor 19

Section 3.13	Litigation 20

Section 3.14	Compliance with Laws; Permits 20

Section 3.15	Educational Matters 21

Section 3.16	Environmental Matters 21

Section 3.17	Fees and Expenses of Brokers and Others 22

Section 3.18	Insurance 22

Section 3.19	Personal Property 22

Section 3.20	Indebtedness; Transaction Expenses 22

Section 3.21	Related Party Transactions 22

Section 3.22	No Undisclosed Liabilities 23

ARTICLE IV REPRESENTATIONS AND WARRANTIES BY SELLER	23

Section 4.1	Organization and Good Standing 23

Section 4.2	Authorization; Enforceability 23

Section 4.3	Conflicts; Consents of Third Parties 23

Section 4.4	Capitalization; Ownership of Company Units; Purchased Loan 24

Section 4.5	Fees and Expenses of Brokers and Others 24

Section 4.6	Litigation 24

Section 4.7	No Other Representations or Warranties 24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER	25

Section 5.1	Organization and Good Standing 25

2

Section 5.2	Authorization 25

Section 5.3	Consents and Approvals; No Violations 25

Section 5.4	Brokers 25

Section 5.5	Litigation 26

Section 5.6	No Additional Representations 26

Section 5.7	Investment Intent 26

Section 5.8	Compliance with Laws 27

Section 5.9	No Buyer Operations or Presence in Costa Rica 27

ARTICLE VI ADDITIONAL AGREEMENTS	27

Section 6.1	Fees and Expenses 27

Section 6.2	Confidentiality 27

Section 6.3	Public Announcements 27

Section 6.4	Further Assurances 28

Section 6.5	Tax Matters 28

ARTICLE VII POST-CLOSING COVENANTS	31

Section 7.1	Indemnification; Directors’ and Officers’ Insurance 31

Section 7.2	Use of Business Names and Marks 32

Section 7.3	Restrictive Covenants 32

Section 7.4	Release 33

Section 7.5	Seller Post-Closing Obligations 34

Section 7.6	Restricted Cash 34

Section 7.7	Retention and Access to Records 34

Section 7.8	Regulatory Filings 35

3

Section 7.9	UIP Obligations 35

ARTICLE VIII SURVIVAL; EXCLUSIVE REMEDY; INDEMNIFICATION	35

Section 8.1	Indemnity by Seller; Indemnity by Buyer 35

Section 8.2	Claims 37

Section 8.3	Method and Manner of Paying Claims 39

Section 8.4	Limitations on Indemnification 39

Section 8.5	Exclusive Remedy 40

ARTICLE IX MISCELLANEOUS	40

Section 9.1	Entire Agreement; Assignment 40

Section 9.2	Notices 41

Section 9.3	Governing Law; Arbitration. 42

Section 9.4	Parties in Interest 44

Section 9.5	Execution of this Agreement 44

Section 9.6	Severability 44

Section 9.7	Non-Recourse 44

Section 9.8	Specific Performance 44

Section 9.9	Disclosure Generally 44

Section 9.10	Legal Representation 45

Section 9.11	Deliveries to Buyer 46

Section 9.12	Waiver and Amendment 47

Section 9.13	Conflict between Transaction Documents 47

Section 9.14	Relationship of the Parties 47

Section 9.15	Language 47

4

Section 9.16	Transfer Taxes; Stamp Tax (Timbre Fiscal) 47

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EXHIBITS AND SCHEDULES

EXHIBITS
Exhibit A    Transition Services Agreement
Exhibit B    Definitions and Defined Terms
Exhibit C    Purchase Price Payment
Exhibit D    Assignment Separate from Certificate
Exhibit E    Purchased Loan Assignment Agreement
Exhibit F    Rules of Engagement for the Firm

SCHEDULES

Schedule B-1	Capital Expenditures (Included)
Schedule B-2	Capital Expenditures (Excluded)
Schedule 2.5(d)	Closing Statement Policies
Schedule 2.6(a)(i)	Cycle One Enrollment Calculation Methodology
Schedule 2.6(a)(ii)	Consolidated Revenue Calculation Methodology
Schedule 6.5(i)	Purchase Price Allocation Methodology
Schedule 7.3	Seller Key Employees
Schedule 7.6	Restricted Cash
Schedule 8.1	Specific Indemnities
Schedule 9.9	Disclosures

DISCLOSURE SCHEDULES

Schedule 3.2(a)	Acquired Companies Conflicts
Schedule 3.2(b)	Acquired Companies Consents of Third Parties
Schedule 3.3(b)	Obligations to Purchase Company Units
Schedule 3.4(a)	Acquired Subsidiaries
Schedule 3.4(e)	Acquired Subsidiaries Representations
Schedule 3.5	Financial Statements
Schedule 3.6	Absence of Certain Developments
Schedule 3.7(a)	Tax Returns
Schedule 3.7(c)	Tax Withholding
Schedule 3.7(e)	Tax Authority Notifications
Schedule 3.7(j)	Tax Elections
Schedule 3.8(a)	Owned Real Property
Schedule 3.8(b)	Leased Real Property
Schedule 3.9(a)	Intellectual Property
Schedule 3.9(c)	Intellectual Property Claims
Schedule 3.10	Material Contracts
Schedule 3.11(a)	Employee Benefit Plans
Schedule 3.11(b)	Collective Benefit Plans

6

Schedule 3.11(c)	Supplementary Benefits
Schedule 3.12(a)	Employees and Minimum Mandatory Employment Terms
Schedule 3.12(b)	Labor Organizations
Schedule 3.12(c)	Independent Contractors
Schedule 3.12(e)	Labor Proceedings
Schedule 3.12(f)	Labor Laws
Schedule 3.13	Litigation
Schedule 3.14(a)	Compliance with Laws
Schedule 3.14(b)	Permits
Schedule 3.14(c)	Anti-Corruption
Schedule 3.15(a)	Educational Approvals Compliance
Schedule 3.15(b)	Educational Approvals
Schedule 3.15(c)	Educational Services
Schedule 3.16	Environmental Matters
Schedule 3.18(a)	Insurance Policies
Schedule 3.18(b)	Insurance Compliance
Schedule 3.19	Personal Property
Schedule 3.20	Indebtedness and Transaction Expenses
Schedule 3.21	Related Party Transactions
Schedule 3.22	Undisclosed Liabilities
Schedule 4.3(a)	Seller Conflicts
Schedule 4.3(b)	Seller Consents of Third Parties
Schedule 4.5	Seller Fees and Expenses of Brokers and Others

7

EQUITY PURCHASE AGREEMENT
THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of January 10, 2020, by and among SP Costa Rica Holdings, LLC, a Delaware limited liability company (the “Buyer”), Laureate International B.V., a private limited liability company incorporated under the laws of the Netherlands (the “Seller”), and, solely for purposes of Section 7.5, Laureate Education, Inc., a Delaware public benefit corporation (“LEI”), recites and provides as follows:
RECITALS
WHEREAS, LEI, directly or indirectly, owns all of the issued and outstanding equity interests in the Seller;
WHEREAS, the Seller (i) owns all of the issued and outstanding units (the “Company Units”) of Education Holding Costa Rica ECHR, S.R.L., formerly known as Laureate Holding Costa Rica, S.R.L. (the “Target Company”), which, in turn, owns, directly or indirectly, all of the issued and outstanding units of the Acquired Subsidiaries and (ii) is the owner and holder of the right to repayment of the Purchased Loan;
WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer at Closing, the Purchased Loan and the Company Units, in accordance with the terms and subject to the conditions set forth in this Agreement;
WHEREAS, in connection with the Transactions contemplated by this Agreement, the parties wish to enter into, at the Closing, a transition services agreement in the form attached hereto as Exhibit A (the “Transition Services Agreement”); and
WHEREAS, the Seller and the Buyer desire to make certain representations, warranties, covenants and agreements in connection with the Transactions as set forth herein.
NOW, THEREFORE, in consideration of the premises, which are incorporated into and made part of this Agreement, and of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
Article I
DEFINITIONS AND RULES OF CONSTRUCTION
Section 1.1    Definitions and Defined Terms. Unless the context otherwise requires or as otherwise defined herein, capitalized terms used in this Agreement shall have the respective meanings set forth in Exhibit B.
Section 1.2    Rules of Construction. The word “party” will refer to Buyer or Seller and the word “parties” will refer to the Buyer and the Seller collectively. All article, section, schedule and exhibit references in this Agreement are to the articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. The word “or” shall not be exclusive. Unless the context of this

Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The terms “includes” and “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The phrases “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement.
References to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rule or regulation, in each case, as amended or otherwise modified from time to time.
Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
The parties hereto acknowledge that each party hereto and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.
Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.
Unless otherwise stated, accounting terms used and not expressly defined herein shall have the meanings given to them under GAAP.
ARTICLE II
CLOSING TRANSACTIONS; PURCHASE PRICE; CLOSING
Section 2.1    Sale and Purchase of the Company Units and Purchased Loan. Pursuant to the terms of this Agreement, at Closing, Buyer is purchasing, acquiring and accepting from the Seller and the Seller is selling, assigning, transferring and conveying to the Buyer all right, title and interest in and to the Company Units and the Purchased Loan, free and clear of all Liens, and the Buyer is paying and delivering the Estimated Purchase Price in accordance with the terms of this Agreement.
Section 2.2    Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, the Seller shall have the right to receive from Buyer an aggregate cash purchase price equal to the Estimated Purchase Price (to be paid by Buyer at the Closing in accordance with Section 2.4), subject to adjustment as set forth in this Section 2.2 and the Earn-out Payments, if any, calculated pursuant to Section 2.6 (the Estimated Purchase Price, as it may be adjusted pursuant to Section 2.5, plus the Earn-Out Payments, the “Purchase Price”). “Estimated Purchase Price” means an amount equal to the following:
(a)    an amount equal to $15,000,000 in cash consideration for the Purchased Loan (the “Loan Price”); plus

(b)    an amount equal to $1 in cash consideration for the Company Units (the “Units Price”) plus
(c)    any Estimated Relevant Working Capital Surplus, if any; minus
(d)    any Estimated Relevant Working Capital Deficit, if any; minus
(e)    the Estimated Relevant Debt; minus
(f)    the Estimated Transaction Expenses; plus
(g)    the Estimated Cash Equivalents; minus
(h)    the Estimated CAPEX Deficit, if any.
Section 2.3    Payment of Purchase Price. At Closing, Buyer shall pay the Estimated Purchase Price by wire transfer of immediately available funds to the bank account specified on Exhibit C.
Section 2.4    Time and Place of Closing.
(a)    The closing of the Transactions (the “Closing”) shall take place electronically by delivery of the documents to be delivered at the Closing by facsimile or other electronic transmission, except for certain documents to be delivered in person at the Closing. The Closing shall be effective as of 12:01 A.M. on the Closing Date. All document deliveries and payments by one party to another party at Closing shall be deemed to have occurred simultaneously and none shall be effective until and unless all have occurred.
(b)    At the Closing, the Seller is delivering or causing to be delivered to Buyer:
(i)    an Assignment Agreement, in the form attached hereto as Exhibit D, together with any other documents that are necessary to transfer to the Buyer good and valid title to all Company Units, duly executed and delivered by the Seller;
(ii)    an Assignment Agreement, in the form attached hereto as Exhibit E, together with any other documents that are necessary to transfer to the Buyer all title, rights and interest held by Seller under the Purchased Loan, duly executed and delivered by the Seller;
(iii)    written evidence reasonably satisfactory to the Purchaser of the assignment by Education Trademark. B.V. to Seller of the Purchased Loan in the amount of $15,000,000;
(iv)    the minute books, stock ledgers and similar corporate records of the Acquired Companies;
(v)    resignation letters, in the agreed form and effective at Closing, for each resigning director, manager, officer, administrator and attorney-in-fact of the Acquired Companies;
(vi)    the original or certified copies of the minutes of the meeting (or a written resolution) of the board of directors and shareholders/managers and partners of the Seller and the Target Company, in agreed form, at which it has been resolved to approve the Transaction Agreements and the Transactions contemplated thereunder; and

(vii)    the Transition Services Agreement, in the form attached hereto as Exhibit A, duly executed and delivered by the Seller and ULatina.
(c)    At Closing, the Buyer is delivering or causing to be delivered to the Seller:
(i)    an Assignment Agreement, in the form attached hereto as Exhibit D, together with any other documents that are necessary to transfer to the Buyer good and valid title to all Company Units, duly executed and delivered by the Buyer, and
(ii)    an Assignment Agreement, in the form attached hereto as Exhibit E, together with any other documents that are necessary to transfer to the Buyer all title, rights and interest held by Seller under the Purchased Loan, duly executed and delivered by the Buyer.
(d)    At the Closing, the Buyer is paying or causing to be paid:
(i)    the Estimated Purchase Price to Seller pursuant to Section 2.3;
(ii)    the Relevant Debt to the Persons entitled thereto pursuant to the Payoff Letters (copies of which shall have been provided to Buyer at least three Business Days prior to the Closing Date); and
(iii)    the Transaction Expenses by wire transfer of immediately available funds to the bank accounts designated prior to the Closing by the Persons to whom such expenses are payable.
Section 2.5    Adjustment to Purchase Price.
(a)    The purpose of the post-Closing purchase price adjustment set forth in this Section 2.5 is solely to measure any changes in Relevant Working Capital, Relevant Debt, Cash Equivalents, Transaction Expenses and Actual CAPEX Deficit, if any, from the target or estimated amounts (as applicable) to the final amounts in accordance with the terms herein.
(b)    Delivery of Estimated Closing Statement. At least three Business Days prior to the Closing Date, the Seller, in good faith and in accordance with the terms of this Section 2.5, prepared and delivered, or caused to be prepared and delivered, to Buyer (i) a written statement setting forth in reasonable detail its good faith calculation (the “Estimated Closing Statement”) of the (A) Estimated Purchase Price, (B) Relevant Debt (“Estimated Relevant Debt”), (C) Relevant Working Capital (“Estimated Relevant Working Capital”), (C) Estimated Relevant Working Capital Surplus, if any; (D) Estimated Relevant Working Capital Deficit, if any, (E) Cash Equivalents (“Estimated Cash Equivalents”), (F) Transaction Expenses (“Estimated Transaction Expenses”) and (G) Estimated CAPEX Deficit, if any, and (ii) a good faith estimated consolidated balance sheet of the Acquired Companies as of the Closing Date (the “Estimated Closing Balance Sheet”), a copy of which is attached in Schedule 2.5(d). The Estimated Relevant Debt, the Estimated Relevant Working Capital, Estimated Relevant Working Capital Surplus (if any), Estimated Relevant Working Capital Deficit (if any), the Estimated Cash Equivalents, the Estimated Transaction Expenses and the Estimated CAPEX Deficit, if any, reflected in the Estimated Closing Statement shall be used to determine the Estimated Purchase Price, for purposes of Section 2.2.
(c)    Delivery of Final Closing Statement. Within 90 days following the Closing Date, Buyer will, in good faith and in accordance with the terms of Section 2.5(d), prepare and deliver, or cause to be prepared and delivered, to the Seller (i) a written statement setting forth its good faith calculation of the (A) Relevant Debt, (B) Relevant Working Capital, (C) Actual Relevant Working Capital Surplus, if any; (D) Actual Relevant Working Capital Deficit, if any, (E) Cash Equivalents, (F) Transaction Expenses, (G) Actual CAPEX Deficit, if any, and (H) a calculation of the Closing Purchase Price (the “Final Closing Statement”), and (ii) a consolidated balance sheet of the Acquired Companies as of the Closing (the “Final Closing Balance Sheet”).
(d)    Preparation of Closing Statements. The calculation of each item reflected in the Estimated Closing Statement and Estimated Closing Balance Sheet was, and the calculation of each item reflected in the Final Closing Statement and Final Closing Balance Sheet shall be, in a manner consistent with the Accounting Methods set forth on Schedule 2.5(d) (the “Closing Statement Policies”). For the avoidance of doubt, certain of the Accounting Methods which have been employed in preparation of the Target Relevant Working Capital, are set forth on Schedule 2.5(d). The calculation of the Final Purchase Price as set forth in this Section 2.5 does not permit (i) the introduction of different Accounting Methods or (ii) the introduction of new, or removal of existing, balance sheet accounts or line items, in each case of (i) and (ii), from those set forth in the Closing Statement Policies or used in determining the amount of the Estimated Relevant Working Capital and Target Relevant Working Capital, it being the agreement of the parties hereto that the Final Relevant Working Capital be calculated consistently with the Estimated Relevant Working Capital and Target Relevant Working Capital in order to allow a meaningful comparison of the Final Relevant Working Capital to the Estimated Relevant Working Capital and Target Relevant Working Capital. The Final Relevant Working Capital shall be determined in accordance with (A)  the Closing Statement Policies, (B) the Accounting Methods that are consistent with the calculation of the Estimated Relevant Working Capital and Target Relevant Working Capital, (C) to the extent not inconsistent with the foregoing clauses (A) or (B), Accounting Methods adopted in connection with the Balance Sheet, and (D) to the extent not inconsistent with the foregoing clauses (A), (B), or (C), GAAP. For the avoidance of doubt, clause (A) above shall take precedence over clauses (B), (C) and (D) above, clause (B) shall take precedence over clauses (C) and (D) and clause (C) shall take precedence over clause (D). The calculation of the Final Purchase Price shall (1) exclude the impact of actions taken or omitted by Buyer or the Acquired Companies following the Closing, (2) not reflect changes in assets or liabilities as a result of purchase accounting adjustments and (3) ignore events taking place as a result of or after the Closing. If any amount denominated in any currency is subject to conversion for the determining the Estimated Purchase Price and any adjustments thereof pursuant to this Section 2.5, any amounts denominated in Colones shall be converted into Dollars at the prevailing exchange rate applicable to that amount by reference to the exchange rates published on bloomberg.com at close of business on January 9, 2020 (the “Exchange Rate”); notwithstanding the foregoing, for determining the Estimated CAPEX Deficit, the Actual CAPEX Deficit and the Final CAPEX Deficit any amounts denominated in Colones shall be converted into Dollars at the CAPEX Exchange Rate.
(e)    Provision of Information. In connection with Seller’s review of the Final Closing Statement and Final Closing Balance Sheet, Buyer will (i) make available to the Seller and its Representatives reasonable access to all records and work papers relating to Buyer’s calculation of the items reflected in the Final Closing Statement that the Seller and its auditors (if any) reasonably request in reviewing the Final Closing Statement and Final Closing Balance Sheet, and (ii) Buyer will reasonably cooperate with and assist and, if applicable, shall cause the Acquired Companies and their senior personnel to reasonably cooperate with and assist, Seller, including, upon prior written notice, making reasonably available its senior personnel responsible for the preparation of the Final Closing Statement and Final Closing Balance Sheet, in connection with Seller’s review of the Final Closing Statement and Final Closing Balance Sheet; provided, however, that any such access or cooperation shall not unreasonably disrupt or interfere with the business operations of the Buyer or the Acquired Companies.

(f)    Review of Final Closing Statement. The Seller shall have 60 days from the date of receipt of the Final Closing Statement to review (i) the computations of Relevant Working Capital, Relevant Debt, Actual Relevant Working Capital Surplus, if any, Actual Relevant Working Capital Deficit, if any, Cash Equivalents, Transaction Expenses and Actual CAPEX Deficit, if any, reflected on the Final Closing Statement and (ii) the calculation of the Closing Purchase Price.
(g)    Objection. If the Seller disagrees with Buyer’s (i) calculation of (A) Relevant Working Capital, (B) Relevant Debt, (C) Actual Relevant Working Capital Surplus, if any, (D) Actual Relevant Working Capital Deficit, if any, (E) Cash Equivalents, (F) Transaction Expenses or (G) Actual CAPEX Deficit or (ii) calculation of the Closing Purchase Price determined using the foregoing calculations, the Seller shall deliver written notice (an “Objection Notice”) of such disagreement, specifying in reasonable detail the nature and extent of such disagreement, and the Seller’s proposed resolution to any such disagreement to Buyer on or before the 60th day following its receipt of the Final Closing Statement and Final Closing Balance Sheet (the “Adjustment Objection Period”). For the avoidance of doubt, (x) the Seller may not amend, supplement or modify the Objection Notice after the end of the Adjustment Objection Period, and (y) to the extent (1) any disagreement by the Seller is not described in the Objection Notice received by Buyer, (2) no Objection Notice is timely delivered by the Seller to Buyer or (3) the Seller provides written notice to Buyer at any time during the Adjustment Objection Period that it agrees with the calculations in the Final Closing Statement, then all matters described in the Final Closing Statement that are not objected to by the Seller in the Objection Notice will be final, conclusive and binding on the parties and not subject to appeal. If the Seller timely delivers an Objection Notice to Buyer delivered in accordance with the notice provisions set forth in Section 9.2, Buyer and the Seller will endeavor to resolve any disagreements noted in the Objection Notice in good faith during the 20 Business Days after the receipt by Buyer of such Objection Notice, or such longer period as the Buyer and Seller may mutually agree (the “Adjustment Resolution Period”). Any such disagreements that are resolved by the Buyer and Seller during the Adjustment Resolution Period shall be final, conclusive and binding on the parties and not subject to appeal. If the Buyer and Seller do not resolve all such disagreements by the end of the Adjustment Resolution Period, then they shall, within five days thereafter, commence the process to retain the Firm (or if the Firm is unable to serve as the Firm for any reason whatsoever, including for reasons of conflict of interest), the parties shall, within five days thereafter, retain the Second Firm, in which case the Second Firm shall be deemed to be the Firm for purposes of this Agreement. In connection with engaging the Firm, each party agrees, if requested by the Firm, to work with the Firm to negotiate and execute an engagement letter on terms reasonably satisfactory to the Seller and the Buyer, in accordance with the guidelines and procedures set forth on Exhibit F. The Buyer, the Seller and their respective Representatives will cooperate with the Firm during its resolution of any disagreements included in the Objection Notice and not otherwise resolved during the Adjustment Resolution Period. Unless otherwise agreed by the parties in writing, the Firm shall make its determination in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit F; provided that any delay in delivering such determination shall not invalidate the award or otherwise deprive the Firm of jurisdiction.
(h)    Final and Binding Determination.
(i)    The Relevant Working Capital, Actual Relevant Working Capital Surplus (if any), Actual Relevant Working Capital Deficit (if any), Relevant Debt, Cash Equivalents, Transaction Expenses and Actual CAPEX Deficit (if any) (A) as reflected in the Final Closing Statement (to the extent not objected to by the Seller in the Objection Notice during the Adjustment Objection Period), (B) as agreed to by Buyer and the Seller during the Adjustment Resolution Period or (C) as determined by the Firm, as applicable, shall be conclusive and binding on the parties hereto and shall be deemed the “Final Relevant Working Capital”, “Final Relevant Debt,” “Final Relevant Working Capital Surplus” (if any), “Final Relevant Working Capital Deficit” (if any), “Final Cash

Equivalents,” “Final Transaction Expenses,” and “Final CAPEX Deficit” (if any) for all purposes herein.
(ii)    Upon completion of the calculation of the Final Relevant Working Capital, Final Relevant Debt, Final Relevant Working Capital Surplus (if any), Final Relevant Working Capital Deficit (if any), Final Cash Equivalents, Final Transaction Expenses and Final CAPEX Deficit (if any), in accordance with this Section 2.5, the Closing Purchase Price shall be calculated using the Final Relevant Working Capital Surplus (rather than the Estimated Relevant Working Capital Surplus), Final Relevant Working Capital Deficit (rather than the Estimated Relevant Working Capital Deficit), Final Relevant Debt (rather than the Estimated Relevant Debt), Final Cash Equivalents (rather than the Estimated Cash Equivalents), the Final Transaction Expenses (rather than the Estimated Transaction Expenses) and the Final CAPEX Deficit (rather than the Estimated CAPEX Deficit) (the “Final Purchase Price”), and the following payments shall be made:
(A)    If the Final Purchase Price is greater than the Estimated Purchase Price, Buyer shall pay such difference to the Seller on or before the 5th Business Day following the determination of the Final Purchase Price as set forth in this Section 2.5(h)(ii), by wire transfer in immediately available funds to an account designated by the Seller in writing.
(B)    If the Final Purchase Price is less than the Estimated Purchase Price, the Seller shall pay such difference to Buyer on or before the 5th Business Day following the determination of the Final Purchase Price as set forth in this Section 2.5(h)(ii), by wire transfer in immediately available funds to an account designated by Buyer in writing.
Any payments made pursuant to this Section 2.5 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the parties on their Tax Returns
Section 2.6    Earn-Out.
(a)    Earn-Out Targets. In addition to the Estimated Purchase Price, the Seller shall be entitled to earn up to two additional payments, if any, as follows:
(i)    A payment of $2,000,000 (the “Enrollment Earn-Out Payment”) to be paid on or before April 10, 2020, if, and only if, as of March 31, 2020, the combined 2020 cycle one student enrollment intake (the “Cycle One Enrollment”) for ULatina and UAM together is at least equal to 7,309 students, of which at least 5,386 are either undergraduate or graduate degree seeking students (collectively, the “Cycle One Enrollment Target”). The Cycle One Enrollment, including the number of students and the number of degree seeking students enrolled as of March 31, 2020, shall be calculated in a manner consistent with the methodology used by the Seller in its historical calculation of the cycle one enrollment for ULatina and UAM prior to Closing, as set forth on Schedule 2.6(a)(i).
(ii)    A payment of $5,000,000 (the “Revenue Earn-Out Payment” and, together with the Enrollment Earn-Out Payment, the “Earn-Out Payments” and each an “Earn-Out Payment”) to be paid on or before March 31, 2021, if, and only if, the 2020 Consolidated Revenue (measured in Colones), is at least equal to 105% of the 2019 Consolidated Revenue (measured in Colones) (the “Revenue Growth Rate Target” and, together with the Cycle One Enrollment Target, the “Earn-Out Targets” and each an “Earn-Out Target”).

(iii)    For the avoidance of doubt, (A) in the event that one of the Earn-Out Payments is not earned by the Seller pursuant to this Section 2.6, the failure to earn such Earn-Out Payment shall not prevent the Seller from being entitled to earn the other Earn-Out Payment provided the other applicable Earn-Out Target is met, and (B) in no event shall the Earn-Out Payments hereunder exceed, in the aggregate, $7,000,000.
(b)    Earn-Out Statements. In connection therewith, (i) solely with respect to the Enrollment Earn-Out Payment, as promptly as practicable following March 31, 2020, but in no event later than April 15, 2020, Buyer will prepare a statement (the “Enrollment Earn-Out Statement”) setting forth its good faith calculation of the Cycle One Enrollment, including the number of students and the number of degree students enrolled as of March 31, 2020 and (ii) solely with respect to the Revenue Earn-Out Payment, Buyer shall (A) use commercially reasonable efforts to receive the audited financial statements of the Acquired Companies for the 12-month period ended December 31, 2020 (the “2020 Financial Statements”) as promptly as possible after December 31, 2020 and (B) as promptly as practicable following receipt by Buyer of the 2020 Financial Statements, but in no event later than 30 days following Buyer’s receipt thereof, Buyer will prepare a statement (the “Revenue Earn-Out Statement”, together with the Enrollment Earn-Out Statement, the “Earn-Out Statements” and each an “Earn-Out Statement”) setting forth its good faith calculation of the 2020 Consolidated Revenue (as measured in Colones), and deliver the applicable Earn-Out Statement to Seller (along with reasonable documentation, including work papers, schedules, financial statements, memoranda, etc.) supporting the calculations contained therein. To facilitate the Seller’s review of each Earn-Out Statement, upon receipt of the applicable Earn-Out Statement the Seller shall have reasonable access to (A) the relevant books and records of Buyer to the extent that they relate to the applicable Earn-Out Statement and are necessary to verify Buyer’s calculations contained therein, (B) the senior personnel of the Acquired Companies responsible for the preparation of the applicable Earn-Out Statement and (C) to such historical financial information (to the extent in Buyer’s possession) relating to the applicable Earn-Out Statement and Buyer’s calculations contained therein, as the Seller may reasonably request for the purpose of reviewing the applicable Earn-Out Statement and to prepare an Earn-Out Objection Notice; provided, that such access shall be made on reasonable advance notice and in a manner that does not unreasonably disrupt or interfere with the normal business operations of the Buyer or the Acquired Companies. If the Seller disagrees with any calculation contained in an Earn-Out Statement, the Seller shall communicate any disputes to Buyer in writing, specifying in reasonable detail the nature and extent of such dispute, and the Seller’s proposed resolution to any such dispute (an “Earn-Out Objection Notice”), on or before the 20th Business Day following its receipt of the applicable Earn-Out Statement (the “Earn-Out Objection Period”). If no Earn-Out Objection Notice is delivered by the Seller to Buyer within the Earn-Out Objection Period or if the Seller provides written notice to Buyer at any time during the Earn-Out Objection Period that it agrees with the calculation of the applicable Earn-Out Payment and the components thereof, then such calculations shall become final, conclusive and binding upon the parties hereto and not subject to appeal upon such expiration of the Earn-Out Objection Period or upon delivery of such notice, as applicable. In the event of a dispute, the parties will cooperate in good faith to reach an agreement on the appropriate calculations in the applicable Earn-Out Statement as promptly as practicable. If the Seller delivered an Earn-Out Objection Notice to the Buyer, Buyer and the Seller will endeavor to resolve any disagreements set forth in the applicable Earn-Out Objection Notice in good faith during the 20 Business Days after the receipt by Buyer of the Earn-Out Objection Notice, or such longer period as the Buyer and Seller may mutually agree in writing (the “Earn-Out Resolution Period”). Any such disagreements that are resolved by the Buyer and Seller during the Earn-Out Resolution Period shall be agreed to via a formal writing between the parties and thereby be final, conclusive and binding on the parties and not subject to appeal. If the Buyer and Seller do not resolve all such disagreements by the end of the Earn-Out Resolution Period, then the dispute procedures set forth in Section 2.5(g) shall apply mutatis mutandis. The calculation of the applicable Earn-Out Payment and the components thereof (A) as reflected in the Earn-Out Statement

(to the extent not objected to by the Seller in the Earn-Out Objection Notice), (B) as agreed to by Buyer and the Seller during the Earn-Out Resolution Period or (C) as determined by the Firm, as applicable, shall be final, conclusive and binding on all of the parties hereto and not subject to appeal.
(c)    Payment of the Earn-Out Payments. Upon determination that the Seller is entitled to the payment of an Earn-Out Payment in accordance with this Section 2.6, Buyer shall pay such amount to the Seller within five Business Days following such determination by wire transfer of immediately available funds to an account designated by the Seller.
(d)    Acceleration of the Earn-Out Payments. If an Acceleration Event occurs on or prior to the resolution of Buyer’s contingent payment obligations under this Section 2.6, the Buyer shall pay to the Seller the Earn-Out Payments within 10 Business Days after the occurrence of such Acceleration Event by wire transfer of immediately available funds to an account designated by the Seller in writing, except to the extent any such consideration has then already been paid in accordance with this Section 2.6. After satisfaction of its obligations under this Section 2.6(d), Buyer shall have no further obligations under this Section 2.6.
(e)    Earn-Out Period Reporting. After the Closing and through and until the Seller has been paid the Earn-Out Payments in accordance with Section 2.6, Buyer will deliver to the Seller the following:
(i)    As soon as available after the end of each fiscal quarter of the Acquired Companies, a balance sheet of the Acquired Companies as at the end of such period and the related statements of operations and cash flows for such period and for the portion of the Acquired Companies’ fiscal year ended on the last day of such quarter, all in reasonable detail and prepared in accordance with GAAP, except for the omission of footnotes and subject to normal year-end and audit adjustments.
(ii)    As soon as available after the end of each fiscal year of the Acquired Companies, a balance sheet of the Acquired Companies as at the end of such year and the related statements of operations and cash flows for such year, all in reasonable detail and accompanied by the report on such financial statements of an independent certified public accountant selected by the Buyer.
(f)    Conduct of the Business of Buyer and the Acquired Companies after the Closing.
(i)    After the Closing and through and until the earlier of March 31, 2021 and the date upon which an Acceleration Event occurs, the Buyer shall (A) maintain each of the Acquired Companies as a separate direct or indirect Subsidiary of the Buyer and (B) not take any action or series of related actions the intent of which is to deprive the Seller of any Earn-Out Payment.
(ii)    Subject to Section 2.6(f)(i), the Seller acknowledges and agrees that from and after the Closing (A) Buyer and its Affiliates shall have the right to operate the Acquired Companies in any way that they deem appropriate in their sole discretion, (B) nothing in this Section 2.6 (except as expressly provided to the contrary in Section 2.6(f)(i)), shall interfere with or impair the good faith business judgment of management of the Acquired Companies and (C) Buyer and its Affiliates shall have no obligation to operate the Acquired Companies (or any component of their businesses) in a manner consistent with the manner in which the Acquired Companies were operated by the Seller prior to the Closing Date.

(iii)    The Parties acknowledge and agree that, from and after the Closing, except as provided in the Transition Services Agreement, (A) no Acquired Company will have access to or be sublicensed or otherwise made available any software, products or services contracted by or licensed to LEI or its Affiliates (including Seller) pursuant to any contract or arrangement between any Acquired Company, on the one hand, and LEI or any of its Affiliates (including Seller), on the other hand, and (B) no Acquired Company will be liable to LEI or any of its Affiliates (including Seller) for any royalty or network service fees related to any such software, products or services or any other costs, fees or expenses under any management fee agreement or similar arrangement with LEI or any of its Affiliates (including Seller).
Section 2.7    Withholding. The Buyer and its Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable to or for the benefit of the Seller or any other Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any federal, state, local or foreign Tax Law. Any amounts withheld in accordance with this Section 2.7 shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
REGARDING THE ACQUIRED COMPANIES
Except as otherwise set forth in the Disclosure Schedules provided herewith in accordance with Section 9.9, the Seller represents and warrants to Buyer as follows:
Section 3.1    Organization; Good Standing; Authorization; and Enforceability. Each Acquired Company is duly organized, validly existing and in good standing (or active status, as applicable) under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as conducted prior to and as of the Closing. Each Acquired Company has all requisite power and authority to execute and deliver the Seller Documents to which it is a party and to consummate the Transactions. The execution and delivery of the Seller Documents to which each Acquired Company is a party and the consummation of the Transactions has been duly authorized by all requisite action on the part of each Acquired Company. Each Seller Document to which each Acquired Company is a party is duly and validly executed and delivered by each Acquired Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) each Seller Document to which each Acquired Company is a party constitutes the legal, valid and binding obligation of each Acquired Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 3.2    Conflicts; Consents of Third Parties.
(a)    Except as set forth on Section 3.2(a) of the Disclosure Schedules, and provided that the notifications and approvals set forth in Section 3.2(b) of the Disclosure Schedules are made or obtained, none of the execution and delivery by any Acquired Company of this Agreement or the Seller Documents, the consummation of the Transactions, or compliance by the Acquired Company with any of the provisions hereof or thereof will conflict with, or result in any violation of, breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration, modification or loss of any material benefit under, any provision of (i) the Organizational Documents of any

Acquired Company; (ii)  any Material Contract or Permit to which any Acquired Company is a party or by which any of the properties or assets of any Acquired Company are bound or affected or cause the creation of any Lien, other than Permitted Exceptions, upon any of the assets of any Acquired Company; (iii)  any Order or Permit applicable to any Acquired Company or by which any of the properties or assets of any Acquired Company are bound; or (iv)  any Law applicable to the Acquired Companies, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, modifications or losses that would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole.
(b)    Except as set forth on Section 3.2(b) of the Disclosure Schedules, no consent, waiver, approval, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Person or Governmental Authority is required on the part of any Acquired Company in connection with the Acquired Companies’ execution and delivery of this Agreement or the Seller Documents or the compliance by the Acquired Companies with any of the provisions hereof or thereof, or the consummation of the Transactions, except (i) for any applicable filings under state securities or takeover laws, (ii) as required under or pursuant to the applicable requirements of Antitrust Laws or other competition Laws of other jurisdictions or (iii) such consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole.
Section 3.3    Capitalization.
(a)    The Company Units constitute all of the issued and outstanding units of the Target Company. All of the Company Units were duly authorized for issuance, are validly issued, fully paid and non-assessable, were not issued in violation of any preemptive or similar rights, and were offered, issued, sold and delivered in compliance with applicable national, federal and state securities Laws (or pursuant to exemptions from such Laws).
(b)    Except as set forth on Section 3.3(b) of the Disclosure Schedules, as of the date hereof (i) there is no existing option, warrant, call, right or other security, equity-based award exercisable or exchangeable for or convertible into Company Units or any other equity securities of the Target Company, Equity Equivalents or Contracts of any character to which the Target Company is a party, requiring, and there are no securities of the Target Company outstanding which upon conversion or exchange would require, the issuance of any securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase the Company Units or any other equity securities of the Target Company, (ii) there are no outstanding equity appreciation rights, phantom stock units, performance units, profit participation or similar equity based-rights with respect to the Target Company, (iii) there are no written agreements to which the Target Company is a party with respect to the voting, ownership or transfer of the Company Units or any other equity securities of the Target Company, (iv) there are no bonds, indentures, notes or other Indebtedness, in each case issued by the Target Company, providing for the right to vote (or convertible into securities that have the right to vote) on any matters on which holders of the Company Units may vote and (v) the Target Company has no obligation to purchase, redeem or otherwise acquire any of its equity interests or any interests therein.
(c)    The Target Company has not granted any rights to have its equity interests registered for sale to the public pursuant to the Laws of any jurisdiction.

Section 3.4    Subsidiaries.
(a)    Section 3.4(a) of the Disclosure Schedules, sets forth the name of each Acquired Subsidiary, and, with respect to each Acquired Subsidiary, the number of its authorized equity interests, the number and class of equity interests duly issued and outstanding, the names of all equity owners and the amount of equity owned by each equity owner.
(b)    The Acquired Subsidiaries named in Section 3.4(a) of the Disclosure Schedules constitute all of the Subsidiaries of the Target Company and the Target Company has not agreed to acquire any equity security of any other Person. Except as set forth on Section 3.4(a) of the Disclosure Schedules, the Target Company does not own or hold of record or beneficially any equity or ownership interest in any other Person.
(c)    All of the outstanding equity interests of each Acquired Subsidiary were duly authorized for issuance, are validly issued, fully paid and non-assessable, were not issued in violation of any preemptive or similar rights, and were offered, issued, sold and delivered in compliance with applicable securities Laws (or pursuant to exemptions from such Laws).
(d)    Lusitania, S.R.L. neither owns or leases any material assets nor has any material liabilities (whether asserted or unasserted, absolute or contingent, liquidated or unliquidated, due or to become due), except those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date.
(e)    Except as set forth on Section 3.4(e) of the Disclosure Schedules, (i) there is no existing option, warrant, call, right or other security, equity-based award exercisable or exchangeable for or convertible into any equity securities of any Acquired Subsidiary, Equity Equivalents or Contracts of any character to which any Acquired Subsidiary is a party, requiring, and there are no securities of any Acquired Subsidiary outstanding which upon conversion or exchange would require, the issuance of any securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase the equity securities of any such Acquired Subsidiary, (ii) there are no outstanding equity appreciation rights, phantom stock units, performance units, profit participation or similar equity based-rights with respect to any Acquired Subsidiary, (iii) there are no written agreements to which any Acquired Subsidiary is a party with respect to the voting, ownership or transfer of any equity securities of any such Acquired Subsidiary, (iv) there are no bonds, indentures, notes or other Indebtedness, in each case issued by any Acquired Subsidiary, providing for the right to vote (or convertible into securities that have the right to vote) on any matters on which holders of the equity securities may vote and (v) no Acquired Subsidiary has an obligation to purchase, redeem or otherwise acquire any of its equity interests or any interests therein.
Section 3.5    Financial Statements.
(a)    Section 3.5 of the Disclosure Schedules attaches true and correct copies of (i) the audited consolidated balance sheets of the Acquired Companies and related consolidated statements of operations and income and cash flows of the Acquired Companies as of and for the fiscal years ended December 31, 2018 and December 31, 2017 (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet and related consolidated statements of operations and income and cash flows of the Acquired Companies as of and for the nine-month period ended on September 30, 2019, including in each case, any notes thereto (the “Most Recent Financial Statements”) (collectively, the Audited Financial Statements and the Most Recent Financial Statements, the “Financial Statements”).

(b)    The Financial Statements are correct and complete and consistent with the books and records of the Acquired Companies (which in turn are correct and complete). The Audited Financial Statements have been prepared in accordance with IFRS and the Most Recent Financial Statements have been prepared in accordance with GAAP, subject, in the case of the Most Recent Financial Statements, to normal year-end adjustments and the absence of notes (none of which, individually or in the aggregate, would be material). The Financial Statements present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Acquired Companies for the periods indicated therein. For the purposes hereof, the unaudited consolidated balance sheet of the Acquired Companies as of September 30, 2019, is referred to as the “Balance Sheet” and September 30, 2019 is referred to as the “Balance Sheet Date.”
Section 3.6    Absence of Certain Developments. Since the Balance Sheet Date, there has not occurred a Material Adverse Effect. Except as set forth on Section 3.6 of the Disclosure Schedules, no Acquired Company has:
(a)    declared, set aside or made any dividend or distribution in respect of, or redemption of, any equity interest, or issued, sold or otherwise disposed of any of its stock or equity interests, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its stock or equity interests, or amended or made any change to any of its Organizational Documents or made any other payment to its equityholder (or any Affiliates of such equityholders);
(b)    cancelled or waived any claims with a potential value in excess of $100,000;
(c)    acquired (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit;
(d)    sold, leased, transferred, assigned, or otherwise disposed of a material amount of its properties or assets (tangible or intangible), other than in the Ordinary Course of Business;
(e)    except as required by IFRS or GAAP, as applicable, and reflected in the Financial Statements, materially changed its accounting methods, cash management practices or methods of purchase, sale, lease, management, marketing, operation or principles theretofore adopted;
(f)    except as required by applicable Law, made any change in the amount of compensation or benefits paid or payable to any director, manager, officer or Company Employee, other than any change in the Ordinary Course of Business, or entered into, amended, established, granted, increased, modified or terminated any Employee Benefit Plan (or any such agreement, arrangement or plan that would be an Employee Benefit Plan but for such action);
(g)    accelerated the payment, vesting or funding, or promised to accelerate the payment, vesting or funding, of any compensation or benefit that is or would become payable to any current or former Company Employee;
(h)    sold, transferred, assigned, licensed, or abandoned any material Company Intellectual Property;
(i)    made or changed any Tax election, adopted or changed any material Tax accounting method, waived any statute of limitation in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, outside the ordinary course of business consistent with past practice, or filed any amended Tax Return or settled any material Tax Proceeding;
(j)    terminated or canceled or waived any material right under any Material Contract, other than in the Ordinary Course of Business, or received notice from any Person regarding the acceleration, termination, modification or cancelation of a Contract, which, if in existence on the date hereof, would be required to be listed on Section 3.10 of the Disclosure Schedules;
(k)    received any written notice that it is in default under any Material Contract;
(l)    received written notice (i) to repay any borrowing or Indebtedness under any agreement relating to any borrowing (or Indebtedness in the nature of borrowing) which are repayable on demand; or (ii) that an event of default has occurred and is outstanding under any agreement relating to any borrowing (or Indebtedness in the nature of borrowing) or other credit facility of any Acquired Company;
(m)    received written notice from any Governmental Authority that it is in material violation of any applicable Laws;
(n)    made any loans, advances or capital contributions to or investments in any Person (except in the Ordinary Course of Business), or entered into any agreements, arrangements or commitments with respect to any of the foregoing (except in the Ordinary Course of Business);
(o)    done or omitted to do anything, the doing or omission of which amounts to contravention of any applicable Laws giving rise to any material fine, penalty or other liability or sanction on the part of any Acquired Company; or
(p)    agreed to or authorized any Person to take any of the foregoing actions.
Section 3.7    Taxes.
(a)    Except as set forth in Section 3.7(a) of the Disclosure Schedules, all income, franchise and other material Tax Returns required to be filed by or with respect to any Acquired Company have been duly and timely filed (subject to applicable extensions) with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.
(b)    All Taxes due and owing by any Acquired Company have been timely paid in full, whether or not shown on any Tax Return.
(c)    Except as set forth in Section 3.7(c) of the Disclosure Schedules, all Taxes that any Acquired Company has been required to deduct or withhold in connection with amounts paid or owing to any employee, director, independent contractor, creditor, member or stockholder have been timely deducted or withheld and paid to the appropriate Governmental Authority.
(d)    There are no Liens for Taxes (other than Liens for Taxes that are not yet due and payable) on any of the assets of any Acquired Company.
(e)    Except as set forth in Section 3.7(e) of the Disclosure Schedules, there is no claim pending or threatened in writing by any Governmental Authority with respect to any Taxes due from any

Acquired Company, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes due from or Tax Returns of any Acquired Company.
(f)    There are no agreements, waivers or other written arrangements providing for an extension of time with respect to the assessment or collection of, or statute of limitations with respect to, any Taxes of any Acquired Company, and no Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return (other than one time extensions requested or obtained in the ordinary course of business).
(g)    During the past two years no written claim has been made by a Governmental Authority in a jurisdiction in which any Acquired Company does not file Tax Returns that any Acquired Company is or may be required to file a Tax Return in that jurisdiction.
(h)    No Acquired Company (i) has during the past two years been a member of any affiliated group as defined in Section 1504 of the Code that has filed a consolidated return for U.S. federal income tax purposes (or any consolidated, combined or unitary group under U.S. or Costa Rican state or local Law), (ii) has any liability for the Taxes of any Person other than itself under Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. or Costa Rican state or local Law), as a transferee or successor, by Contract or otherwise, or (iii) is party to or bound by or has any obligations under any Contract concerning Tax allocation, Tax sharing, or Tax indemnification.
(i)    No Acquired Company is or has been during the past two years a resident for Tax purposes in any jurisdiction other than the jurisdiction of its formation, or has had any branch, agency, permanent establishment or other taxable presence in any such jurisdiction.
(j)    Each Acquired Company is, and has been since (i) July 1, 2008 in the case of the Target Company, and (ii) January 1, 2013 in the case of each other Acquired Company, disregarded as an entity separate from its owner for United States (and applicable United States state and local) federal income tax purposes. Section 3.7(j) of the Disclosure Schedules sets forth all elections made with respect to the Tax classification of each Acquired Company under U.S. or other applicable Tax Law.
Section 3.8    Real Property
(a)    Section 3.8(a) of the Disclosure Schedules sets forth a complete list of all real property owned by any Acquired Company (the “Owned Real Property”) and identifies the location, address and record owner thereof. An Acquired Company is the legal and beneficial owner in possession of the Owned Real Property, is in exclusive occupation of it and has indefeasible good and valid fee title to it, free and clear of all Liens (other than Permitted Exceptions). Except as set forth in Section 3.8(a) of the Disclosure Schedules, there are no outstanding options or rights of first refusal to purchase such Company Owned Real Property or any portion thereof or interest therein (other than under applicable Law). The consummation of the Transactions will not create any Lien (other than Permitted Encumbrances) on any Company Owned Real Property. All Permitted Exceptions affecting any parcel of Owned Real Property are set forth on Section 3.8(a) of the Disclosure Schedules.
(b)    Section 3.8(b) of the Disclosure Schedules sets forth an accurate and complete list of the real property that is leased, subleased, licensed, sub-licensed, or otherwise occupied or used by any of the Acquired Companies (the “Leased Real Property” and together with the Owned Real Property, the “Company Real Property”), in each case identifying the (i) street address, (ii) date of each lease, sublease or similar contract with any person under which the Acquired Companies occupy and/or use any real property

(collectively, together with any amendments, modifications, supplements, assignments, consents, waivers, side letter, estoppel certificates, guarantees or subordination agreements related thereto, individually, a “Real Property Lease” and collectively, the “Real Property Leases”), and (iii) name of the lessor, licensor, sub-licensor or sublessor. Except for the Real Property Leases, there are no other leases affecting real property occupied or otherwise used by any of the Acquired Companies or their respective Affiliates. Except as set forth on Section 3.8(b) of the Disclosure Schedules, no Acquired Company has subleased, sub-licensed or granted any other right to the use or occupy any real property that is the subject of any Real Property Lease. The consummation of the Transactions will not affect the enforceability against any party to any Real Property Lease, or any rights of the Acquired Companies under any Real Property Lease, including, the right to the continued use and possession of the Leased Real Property for the conduct of business as conducted in accordance with past practice.
(c)    With respect to the Owned Real Property, (i) neither Seller nor any Acquired Company has transferred, assigned or otherwise disposed of any Owned Real Property or its rights to occupy or use any Owned Real Property; (ii) except for vendors that provide services to the Acquired Companies and the students in the Ordinary Course of Business, no third party has any rights to occupy or use any portion of the Owned Real Property, neither Seller nor any Acquired Company is subject to any contractual requirement to sell, purchase, lease or acquire any Owned Real Property, and no provision or any note, bond, mortgage, indenture, deed of trust or other contract affecting any Owned Real Property requires the consent or approval of any person or entity for the transactions contemplated hereby; (iii) all of the Owned Real Property is free from any use or occupancy restrictions that are not (A) set forth on Section 3.8(b) of the Disclosure Schedules or (B) imposed by applicable Law; (iv) the present use of all Owned Real Property conforms in all material respects with all Laws, including all applicable zoning laws, ordinances and regulations and deed restrictions, and, to the Knowledge of the Seller Party has Knowledge of any proposed change to any Law that could materially and adversely affect any of the Company Owned Real Property or the use thereof; (v) to the Knowledge of the Seller, there exists no conflict or dispute with respect to any Owned Real Property or the present use thereof; and (vi) no condemnation proceeding is pending or, to the Knowledge of the Seller, is threatened in connection with any Owned Real Property.
(d)    With respect to the Leased Real Property, (i) there are no pending or, to the Knowledge of the Seller, threatened Legal Proceedings affecting the Leased Real Property or in which the Acquired Companies are or will be a party by reason of the Acquired Companies’ leasing of the Leased Real Property; (ii) there are no outstanding options or rights of first refusal to purchase or lease any Leased Real Property, or any portion thereof or interest therein, nor are there any agreements or other restrictions of any nature whatsoever (recorded or unrecorded) preventing or limiting any Acquired Companies’ rights or ability to use the Leased Real Property or any portion thereof for the conduct of the business; (iii) except for vendors that provide services to the Acquired Companies and the students in the Ordinary Course of Business, no Acquired Company has transferred or assigned any interest in any Leased Real Property or any Real Property Lease, nor has any Acquired Company leased, subleased or otherwise granted rights to use or occupancy of any of the Lease Real Property to any Person; and (iv) no Acquired Company is under any contractual requirement to purchase or acquire any real property, including the Leased Real Property, and no provision of any Real Property Lease, or any bond, mortgage, indenture, deed of trust or other Contract affecting any Lease Real Property requires the consent or approval of any person or entity for the transactions contemplated hereby.
Section 3.9    Intellectual Property.
(a)    Section 3.9 of the Disclosure Schedules sets forth the complete list of (i) all Registered Intellectual Property owned by the Acquired Companies and (ii) any license pursuant to which

Intellectual Property is licensed to an Acquired Company by another Person (excluding license agreements pertaining to commercial off-the-shelf computer software products with an annual or aggregate value of less than $10,000) or licensed to another Person by an Acquired Company. All such registrations for the Registered Intellectual Property are in full force and effect and have not expired or been abandoned. Except as set forth on Section 3.9 of the Disclosure Schedules, the Company Intellectual Property includes all Intellectual Property used or held for use by the Acquired Companies in the conduct of their business as currently conducted. Each Acquired Company either owns or has valid licenses to use all of the Company Intellectual Property. The Company Intellectual Property is valid, subsisting and enforceable and, to the extent owned by any Acquired Company, is owned by the respective Acquired Company free and clear of any Lien (other than Permitted Exception).
(b)    As of the date hereof, the Acquired Companies own or have a valid right to use all material Intellectual Property currently used by them in the conduct of their business as currently conducted. No Acquired Company has granted to any Person exclusive rights to any of the Company Intellectual Property.
(c)    Except as set forth in Section 3.9(c) of the Disclosure Schedules, the conduct by the Acquired Companies of their business as currently conducted does not Infringe, and during the past two years has not Infringed, the rights with respect to Intellectual Property owned by any other Person. The Acquired Companies have no pending or, to the Knowledge of the Seller, threatened claims against third parties alleging Infringement of the Intellectual Property owned or used by any of them in the conduct of their business as currently conducted. To the Knowledge of the Seller, none of the Acquired Companies’ rights in any Intellectual Property owned or used by the Acquired Companies are being Infringed. No Acquired Company has pending or, to the Knowledge of the Seller, threatened claims against them alleging Infringement of the Intellectual Property owned or used by another Person.
(d)    The Acquired Companies own all right, title or interest in and to any material Company Intellectual Property created by any current or former Employee or Independent Contractor of the Acquired Companies in the course of his, her or its employment or other engagement with the Acquired Companies. The Acquired Companies have taken all necessary precautions consistent with industry standards to protect the secrecy of their trade secrets.
Section 3.10    Material Contracts.
(a)    Section 3.10 of the Disclosure Schedules sets forth a complete list of the following executory Contracts to which any of the Acquired Companies are a party or by which any of the properties or assets of an Acquired Company are bound or affected (all of such Contracts required to be so disclosed and collectively with the Real Property Leases, the “Material Contracts”):
(i)    joint venture agreements, partnership agreements and any Contracts involving a sharing of profits, losses, costs or liabilities with any other Person;
(ii)    Contracts related to an acquisition or divestiture of any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit by any Acquired Company;
(iii)    Contracts for the lease of equipment or real property involving payments in excess of $50,000 per year;

(iv)    Contracts containing a covenant not to compete binding on any of the Acquired Companies or any covenant that purports to restrict the business activity of any Acquired Company or limit the freedom of any Acquired Company to engage in any line of business;
(v)    confidentiality or non-disclosure agreements still in effect that impose obligations on any Acquired Company;
(vi)    Contracts providing for the payment of any cash or other compensation or benefits upon the consummation of the Transactions;
(vii)    Contracts evidencing Indebtedness of an Acquired Company or under which such Acquired Company has issued any note, bond, indenture, mortgage, security interest or other evidence of Indebtedness or advance;
(viii)    licenses pursuant to which Intellectual Property is licensed to an Acquired Company by another Person (excluding license agreements pertaining to commercial off-the-shelf computer software products with an annual or aggregate value of less than $10,000) or licensed to another Person by an Acquired Company;
(ix)    employment, severance, retention, deferred compensation or consulting Contracts with any current Company Employee or Independent Contractor requiring payments in excess of $50,000;
(x)    Contracts with any equityholder, partner, member, officer, manager or director of the Acquired Companies (or any Affiliate of any of the foregoing);
(xi)    Contracts providing for the guaranty by any Acquired Company of any obligation for borrowed money of a third Person that is not an Acquired Company; and
(xii)    Contracts the performance of which requires payments to or by any Acquired Company within one calendar year in excess of $250,000.
(b)    Each Material Contract is in full force and effect. All Material Contracts are legal, valid, binding and enforceable obligations of the applicable Acquired Company, and, to the Knowledge of the Seller, each other Person party thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). No Acquired Company is in material breach of or default under any Material Contract to which it is a party and, to the Knowledge of the Seller, no counterparty is in breach of or default under any Material Contract in any material respect. No Acquired Company has received any written notice of any material default or event that with notice or lapse of time, or both, would constitute such a material default by any of the Acquired Companies.
(c)    The Seller has made available in the Data Room, or otherwise delivered to Buyer, a copy of each written Material Contract, together will all material amendments, exhibits, schedules or attachments. There are no oral Material Contracts.
Section 3.11    Employee Benefit Plans.

(a)    Section 3.11(a) of the Disclosure Schedules sets forth a correct and complete list of each Employee Benefit Plan. With respect to each Employee Benefit Plan, the Seller made available in the Data Room a copy of each material document constituting a part of such Employee Benefit Plan, including all current plan documents and trust agreements, and all amendments thereto.
(b)    Except as set forth in Section 3.11(b) of the Disclosure Schedules, there are no collective benefit plans or arrangements, including employee housing at any Acquired Company’s facilities, pensions, stock options, stock purchase or appreciation rights, split salary, profit-sharing schemes, deferred compensation plans or arrangements, or any collateral benefit plan or provision maintained, contributed to or required to be maintained or contributed to by any Acquired Company for the benefit of current or former directors, officers, managers, Employees or Independent Contractors of the Acquired Companies.
(c)    Except as set forth in Section 3.11(c) of the Disclosure Schedules, (i) the grant of supplementary benefits for Employees has been used as a basis for the purposes of filing reports and payment of statutory social security payments, (ii) no such payment has been made in material violation of applicable Labor, Tax and Social Security Laws, and (iii) the information that is in possession of the Employees in relation to the payment of these benefits is materially consistent with the records of the Acquired Subsidiaries. The Seller made available in the Data Room a copy of each policy on tuition discounts for Employees and other Persons.
(d)    Each Employee Benefit Plan has been administered in all material respects in compliance with its terms and with all applicable Laws.
(e)    Except for social security and professional risk coverage as required under applicable Law, no Acquired Company is under any obligation to provide medical or death benefits with respect to any current or former Employee of any Acquired Company after termination of employment.
Section 3.12    Labor.
(a)    Section 3.12(a) of the Disclosure Schedules sets forth a correct and complete list of all Employees of the Acquired Companies, including, for each such Employee (i) their position, (ii) their current salary, (iii) their hiring date, and (iv) any bonuses. All Contracts with Employees are those set out by Law as mandatory and minimum (the “Minimum Mandatory Employment Terms”). Section 3.12(a) of the Disclosure Schedules sets forth any and all rights that exceed the Minimum Mandatory Employment Terms applicable to each Employee of the Acquired Companies.
(b)    Except as set forth in Section 3.12(b) of the Disclosure Schedules, no Employee of the Acquired Companies is or in the past two years has been represented by a labor union, labor organization or works council (or representatives thereof) (each, a “Labor Organization”), no Labor Organization is or has been certified or recognized as a representative of any Employee, and no Acquired Company is or in the past two years has been a party to or has any obligation under any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any Labor Organization.
(c)    Section 3.12(c) of the Disclosure Schedules sets forth a correct and complete list of all independent contractor, professional services, consultancy or other Contract with each Independent Contractor of the Acquired Companies. Except as set forth in Section 3.12(c) of the Disclosure Schedules, (i) no past or present payment has been made to Independent Contractors in material breach of, or omitting withholdings or payment of statutory social security contributions required by, any applicable Labor, Tax and Social Security Laws; and (ii) the contractual relationships with Independent Contractors are not subject to labor or social security obligations, and their terms are such that no Independent Contractor may claim rights under Labor, Tax and Social Security Laws that Employees are entitled to.
(d)    There are no, and during the past two years there have not been any, (i) strikes, lockouts, work stoppages or slowdowns, (ii) claims for unfair labor practices or (iii) activities or procedures of any Labor Organization or their representatives to organize any Employees of the Acquired Companies, in each case, pending or, to the Knowledge of the Seller, threatened against the Acquired Companies.
(e)    Except as set forth in Section 3.12(e) of the Disclosure Schedules, there is no pending, and no Acquired Company has received written notice of the commencement of any, Legal Proceeding asserting that any Acquired Company has engaged in any unfair labor practice nor, to the Knowledge of the Seller, has any such Legal Proceeding been threatened by or on behalf of any Employee or group of Employees of any Acquired Company.
(f)    Except as set forth in Section 3.12(f) of the Disclosure Schedules, the Acquired Companies are in compliance and have complied with all applicable Laws related to mandatory employee benefit plans and employment of labor, including Laws related to wages, maximum shift hours, correct overtime payment, payment of monthly social security contributions by both the Acquired Subsidiaries as employers (26.33%) and employees (10.34%), payment of salary tax by employees, and payment of annual vacation time and Christmas bonuses. There are no administrative or judicial claims currently filed or, to the Knowledge of the Seller, threatened to be filed by the Costa Rican Social Security Fund (Caja Costarricense del Seguro Social) or other Governmental Authority against the Acquired Companies. The Acquired Companies are up to date with all payments corresponding to the Costa Rican Social Security Fund, Social Development and Family Allowances (Fondo de Desarrollo y Asignaciones Familiares), Joint Institute of Social Assistance (Instituto Mixto de Ayuda Social), National Institute of Apprenticeship (Instituto Nacional de Aprendizaje) and the Community Development Bank (Banco Popular y de Desarrollo Comunal) under the Laws of Costa Rica.
(g)    All Employees of the Acquired Companies are, and during the past two years have been, legally authorized to work in Costa Rica in accordance with the current immigration Laws. The Acquired Companies comply with, and for the past two years have complied with, all the applicable Laws regarding documentation and maintenance of status records of work permit of their Employees.
(h)    No Acquired Company has extended or maintained a loan, arranged for the granting of credit or renewed an extension of credit, in the form of a personal loan for any of its Employees, Independent Contractors, directors, officers or managers.
Section 3.13    Litigation. Except as set forth on Section 3.13 of the Disclosure Schedules, (a) there are no Legal Proceedings or Orders pending or outstanding, or, to the Knowledge of the Seller, threatened against any Acquired Company, and (b) there are no Legal Proceedings or Orders pending or outstanding, or, to the Knowledge of the Seller, threatened in which any Acquired Company is the plaintiff or claimant. Each Acquired Company is fully insured with respect to each of the matters set forth on Section 3.13 of the Disclosure Schedules.
Section 3.14    Compliance with Laws; Permits.
(a)    Except as set forth on Section 3.14(a) of the Disclosure Schedules, (i) each of the Acquired Companies complies, and for the past two years has complied, in all material respects with all Laws and Orders applicable to it, its properties or to the operation of its business and (ii), no Legal Proceeding has been filed, alleged or threatened by any Person alleging liability under, or noncompliance with, any such Law or Order.
(b)    Except as set forth on Section 3.14(b) of the Disclosure Schedules, the Acquired Companies hold all material Permits required for the operation of their respective businesses as presently conducted and all such Permits are in full force and effect. No Legal Proceeding has been filed, alleged or threatened by any Person alleging liability under, or noncompliance with, any such Permit. No Acquired Company is in material default or violation of any term, condition or provision of any such Permit applicable to it.
(c)    Except as set forth on Section 3.14(c) of the Disclosure Schedules, (i) each Acquired Company and each of their respective Representatives has at all times been in compliance with all legal requirements under (A) the United States Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder, and (B) all other applicable local anticorruption and bribery Laws of jurisdictions in which the Acquired Companies are operating (collectively, “Anti-Corruption Laws”), and (ii) no Acquired Company nor any of their respective Representatives has given, offered, promised or authorized any payment or provision of money or anything of value (including any loan, reward, advantage, or benefit of any kind), either directly or indirectly, to any foreign official or an officer or employee of any Governmental Authority (including any business or entity owned or managed by a Governmental Authority, such as a national oil or utility company), or any Person acting in an official capacity or performing public duties or functions as or on behalf of any such Governmental Authority, any political party or official thereof, any candidate for public office, or any officer, employee, or agent of a public international organization or Affiliate of any such government official, to influence any act, decision or omission of any such government official, to obtain or retain business, to direct business to any Acquired Company, or to gain any advantage or benefit for any Acquired Company.
(d)    Any claim for breach of representation or warranty with respect to (i) real property matters, including the Company Real Property, (ii) Tax matters, including Tax Returns and withholding, (iii) labor matters, including social security contributions, and (iv) environmental matters, including the Environmental Permits, shall not be based on the representations and warranties set forth in this Section 3.14.
Section 3.15    Educational Matters.
(a)    Except as set forth on Section 3.15(a) of the Disclosure Schedules, each Educational Approval held by each School is in full force and effect, and no Legal Proceeding to limit, suspend, revoke, terminate or cancel any Educational Approval is pending or, to the Knowledge of the Seller, threatened. Each School (i) is, and for the past two years has been, in material compliance with all applicable Educational Laws, (ii) has obtained and held all Educational Approvals necessary to conduct its operations as currently conducted, and (iii) is and, for the past two years has been, in compliance in all material respects with the terms and conditions of all such Educational Approvals.
(b)    Except as set forth in Section 3.15(b) of the Disclosure Schedules, no School has, with respect to each Educational Approval held by such School, (i) had during the past two years any application made by such School to any Educational Agency denied or withdrawn; (ii) been subject to any adverse action by any Educational Agency to revoke, withdraw, deny, suspend, materially condition or materially limit an Educational Approval (including being placed on probation); (iii) received notice that any of the Educational Approvals will not be renewed; or (iv) received notice that such School is in violation in any material respect with the terms or conditions of any Educational Approval.. Except as set forth in

Section 3.15(b) of the Disclosure Schedules, no School is subject to any reporting or monitoring requirements by any Educational Agency, other than routine monitoring and reporting obligations in conjunction with the issuance or maintenance of any Educational Approval.
(c)    Except as set forth in Section 3.15(c) of the Disclosure Schedules, (i) no School is providing any educational instruction or services on behalf of any other institution or organization of any sort (other than in the Ordinary Course of Business in compliance with applicable Law), and no other institution or organization of any sort is providing any educational instruction or services on behalf of any School (other than in the Ordinary Course of Business in compliance with applicable Law), and (ii) there are no Educational Consents that applicable Educational Laws or Educational Agencies would require the Seller, the Acquired Companies, Buyer or the Schools to effectuate or obtain prior to the Closing.
Section 3.16    Environmental Matters.
(a)    Except as set forth Section 3.16 of the Disclosure Schedules, each Acquired Company (i) is, and for the past two years has been, in compliance in all material respects with all Environmental Laws applicable to its respective properties and operations, (ii) is and for the past two years has been in compliance in all material respects with all Environmental Permits required pursuant to Environmental Laws for the operation of its respective businesses, and (iii) has obtained all material Permits required under applicable Environmental Laws to construct and operate its business and the Facilities (“Environmental Permits”), and made all appropriate filings for issuance or renewal of such Environmental Permits. There are no Legal Proceedings pending or, to the Knowledge of the Seller, threatened that would jeopardize the validity of or result in any material modification of any of the Environmental Permits.
(b)    To the Knowledge of the Seller, there have been no Releases of Hazardous Substances at the Facilities that (i) would require notification to any Governmental Authority, investigation or remediation pursuant to any Environmental Laws or (ii) would be reasonably be expected to give rise to liability to any of the Acquired Companies or with respect to any of the Facilities pursuant to any Environmental Laws. None of the Acquired Companies has, either expressly or by operation of law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.
(c)    To the Knowledge of the Seller, (i) no Environmental Lien has attached to any of the Facilities or any other property now or formerly operated or used in connection with the business of and/or otherwise by any of the Acquired Companies; and (ii) none of the Acquired Companies or any of their respective predecessors, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Substance in such manner as have given or would give rise to any liabilities (contingent or otherwise) or investigative, corrective or remedial obligations, pursuant to any applicable Environmental Laws.
Section 3.17    Fees and Expenses of Brokers and Others. No Acquired Company is committed for any liability for any investment banking fees, brokerage commissions, brokers’ or finders’ fees or any similar fees in connection with the Transactions, nor has it retained any broker, finder, financial advisor or other intermediary to act directly or indirectly on its behalf in connection with the Transactions.
Section 3.18    Insurance. As of the date of this Agreement, the Acquired Companies have the insurance policies set forth in Section 3.18(a) of the Disclosure Schedules. As of the date of this Agreement, (a) there is no material claim pending under any of the Acquired Companies’ insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and (b) the Acquired

Companies (i) are, and during the past three years have been, in compliance with all worker compensation insurance policies that are required by Law and (ii) have adequately reported all of their Employees for such purposes and according to their employment category to the National Insurance Institute. Except as disclosed in Section 3.18(b) of the Disclosure Schedules, the Acquired Companies is in compliance in all material respects with the terms of such policies.
Section 3.19    Personal Property. Except as set forth in Section 3.19 of the Disclosure Schedules, the Acquired Companies have good and valid title, free and clear of any Liens (except for Permitted Exceptions), to all the property and assets (tangible and intangible) used by them, located on their premises, reflected on the Balance Sheet, or acquired since the Balance Sheet Date, except for such tangible personal property as has been disposed of in the Ordinary Course of Business since the Balance Sheet Date. The property and assets (tangible and intangible) currently owned or leased by the Acquired Companies, together with all other rights, properties and assets of the Acquired Companies, are sufficient for the continued conduct of the Acquired Companies’ business after the Closing in the same manner as conducted prior to the Closing. The buildings, machinery, equipment, and other tangible assets that the Acquired Companies own and lease are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used.
Section 3.20    Indebtedness; Transaction Expenses. Except as set forth in Section 3.20 of the Disclosure Schedules, (i) no Acquired Company has any Indebtedness or is liable for any Indebtedness of any other Person, and (ii) no Acquired Company has any liability for any Transaction Expenses.
Section 3.21    Related Party Transactions. Except as set forth in Section 3.21 of the Disclosure Schedules, (a) there are no material obligations of the Acquired Companies to officers, directors, managers, partners or equityholders of the Seller, any Acquired Company or their respective Affiliates other than (i) for payment of salaries and bonuses for services rendered as Employees or Independent Contractors, (ii) reimbursement of customary and reasonable expenses incurred on behalf of the Acquired Companies in the Ordinary Course of Business consistent with past practice and (iii) benefits due under Employee Benefit Plans and fringe benefits not required to be listed in Section 3.11(a) of the Disclosure Schedules; and (b) neither Seller nor any officer, director, manager, partner or equityholder of the Seller, any Acquired Company or their respective Affiliates (other than the Acquired Companies) (i) has any claim against or owes any amount to, or is owed any amount by, the Acquired Companies, (ii) has any interest in or owns any assets, properties or rights used in the conduct of the business of the Acquired Companies, or (iii) is a party to any Contract to which any Acquired Company is a party or which otherwise benefits the business of the Acquired Companies.
Section 3.22    No Undisclosed Liabilities. Except as set forth in Section 3.22 of the Disclosure Schedules, none of the Acquired Companies has any liabilities (whether asserted or unasserted, absolute or contingent, liquidated or unliquidated, due or to become due), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; (b) those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date; and (c) those which would not, individually or in the aggregate, exceed $200,000.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES BY SELLER
Except as otherwise set forth in the Disclosure Schedules provided herewith in accordance with Section 9.9, the Seller represents and warrants to Buyer as follows:

Section 4.1    Organization and Good Standing. The Seller is duly organized, validly existing and in good standing (or active status, if applicable) under the Laws of its state of formation.
Section 4.2    Authorization; Enforceability. The Seller has all requisite power and authority to execute and deliver the Seller Documents to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the Seller Documents to which the Seller is a party and the consummation of the Transactions have been duly authorized by all requisite action on the part of the Seller. This Agreement and each Seller Document to which the Seller is a party is duly and validly executed and delivered by the Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each other Seller Document to which the Seller is a party constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 4.3    Conflicts; Consents of Third Parties.
(a)    Except as set forth on Section 4.3(a) of the Disclosure Schedules, and provided that the notifications and approvals set forth on Section 4.3(b) of the Disclosure Schedules are made or obtained, none of the execution and delivery by the Seller of this Agreement or the Seller Documents to which the Seller is a party, the consummation of the Transactions or compliance by the Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of, breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration, modification or loss of any material benefit under, any provision of (i) the Organizational Documents of the Seller; (ii)  any Contract to which the Seller is a party or by which any of the properties or assets of the Seller are bound or affected or cause the creation of any Lien upon any of the assets of the Seller; (iii)  any Order or Permit applicable to the Seller or by which any of the properties or assets of the Seller are bound; or (iv)  any Law applicable to the Seller, except, in the case of clauses (ii), (iii) and (iv), for any such conflict, violation, breach, default, loss or right which would not reasonably be expected to have a material and adverse effect on the Seller’s ability to consummate the transactions contemplated hereby and thereby or otherwise prevent or materially delay the consummation of the transactions contemplated hereby and thereby.
(b)    Except as set forth on Section 4.3(b) of the Disclosure Schedules, no consent, waiver, approval, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Person or Governmental Authority is required on the part of the Seller in connection with the Seller’s execution and delivery of this Agreement or the Seller Documents to which the Seller is a party or the compliance by the Seller with any of the provisions hereof or thereof, or the consummation of the Transactions, except (i) for any applicable filings under state securities or takeover laws or (ii) as required under or pursuant to the applicable requirements of Antitrust Law or other competition Laws of other jurisdictions.
Section 4.4    Capitalization; Ownership of Company Units; Purchased Loan. The Seller owns all the Company Units (and no other equity or Equity Equivalents of the Target Company) and the Purchased Loan, in each case, free and clear of any Liens, other than (a) restrictions under the securities Laws of any state or other jurisdiction, or (b) Liens created pursuant to this Agreement or any other Transaction Document. The Company Units being sold by the Seller, when sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be free of Liens, other than (i) restrictions under the securities Laws of any state or other jurisdiction, (ii) Liens created pursuant to this Agreement or any other Transaction Document, or (iii) Liens created pursuant to any of the Buyer’s financing arrangements.

Section 4.5    Fees and Expenses of Brokers and Others. Except as set forth on Section 4.5 of the Disclosure Schedules, the Seller does not directly or indirectly have any liability for any investment banking fees, brokerage commissions, brokers’ or finders’ fees or any similar fees in connection with the Transactions and have not retained any broker, finder, financial advisor or other intermediary to act directly or indirectly on its behalf in connection with the Transactions.
Section 4.6    Litigation. There is no Legal Proceeding in which the Seller has received service of process nor, to the Knowledge of the Seller, has any been threatened against the Seller that questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the Transactions.
Section 4.7    No Other Representations or Warranties.
(a)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND THIS ARTICLE IV (AS QUALIFIED BY THE DISCLOSURE SCHEDULE) SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO BUYER AND ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER AND ITS AFFILIATES OR REPRESENTATIVES BY THE BROKER, ANY DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER OR THE ACQUIRED COMPANIES).
(b)    THE SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO BUYER EXCEPT AS CONTAINED IN ARTICLE III AND THIS ARTICLE IV (AS QUALIFIED BY THE DISCLOSURE SCHEDULE) AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY THE SELLER, THE ACQUIRED COMPANIES OR ANY OF THEIR REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING IN THE DOCUMENTS PROVIDED IN RESPONSE TO BUYER’S WRITTEN DILIGENCE REQUESTS OR WITHIN ANY MANAGEMENT PRESENTATIONS PROVIDED), WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, IT BEING AGREED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.
(c)    THE SELLER AGREES, HOWEVER, THAT NOTHING IN THIS SECTION 4.7 SHALL PROHIBIT A CLAIM BY BUYER THAT IS BASED ON FRAUD.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
The Buyer represents and warrants to the Seller that:
Section 5.1    Organization and Good Standing. The Buyer is duly organized, validly existing and in good standing (or active status, as applicable) under the Laws of its jurisdiction of organization and have requisite entity power and authority to own, lease and operate its properties and to carry on its business as now conducted.
Section 5.2    Authorization. The Buyer has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this

Agreement to be executed by it in connection with the consummation of the Transactions (the “Buyer Documents”), and to consummate the Transactions. The execution and delivery of this Agreement and the Buyer Documents and the consummation of the Transactions have been duly authorized by all requisite action on the part of the Buyer and no other action is necessary on the part of the Buyer to authorize this Agreement and the Buyer Documents or to consummate the Transactions. This Agreement and each of the Buyer Documents are duly and validly executed and delivered by the Buyer and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each of the Buyer Documents constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 5.3    Consents and Approvals; No Violations.
(a)    The execution and delivery by the Buyer of this Agreement and the Buyer Documents, the consummation of the Transactions, and compliance by the Buyer with the provisions hereof and thereof will not conflict with, or result in any violation of, breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration, modification or loss of any material benefit under, any provision of (i) the Organizational Documents of the Buyer; (ii) to the Knowledge of the Buyer, any Contract or Permit to which the Buyer is a party or by which any of its properties or assets are bound or affected or will cause the creation of any Lien upon any of the assets of Buyer; (iii) to the Knowledge of Buyer, any Order applicable to Buyer or by which any of its properties or assets are bound; or (iv) to the Knowledge of Buyer, any applicable Law.
(b)    No consent, waiver, approval, order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of the Buyer in connection with the execution and delivery of this Agreement or the Buyer Documents or the compliance by the Buyer with any of the provisions hereof or thereof, or the consummation of the Transactions, except (i) for any applicable filings under state securities or takeover laws or (ii) as required under or pursuant to the applicable requirements of Antitrust Laws or other competition Laws of other jurisdictions.
Section 5.4    Brokers. The Buyer does not directly or indirectly have any liability for any investment banking fees, brokerage commissions, brokers’ or finders’ fees or any similar fees in connection with the Transactions and has not retained any broker, finder, financial advisor or other intermediary to act directly or indirectly on its behalf in connection with the Transactions.
Section 5.5    Litigation. There is no Legal Proceeding in which the Buyer has received service of process nor, to the Knowledge of the Buyer, has any been threatened against the Buyer that questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the Transactions.
Section 5.6    No Additional Representations. The Buyer acknowledges that none of the Seller, the Acquired Companies or any of their Affiliates and Representatives has made or shall be deemed to have made, and that the Buyer has not relied on, any representation or warranty, express or implied, other than the representations and warranties that are set forth in Article III and Article IV of this Agreement (as qualified by the Disclosure Schedule), with respect to (a) the Acquired Companies, the Acquired Companies’ business operation, the assets or operations of the Acquired Companies, the Seller, the Company Units or the Transactions, or (b) any other information or documents (financial or otherwise) made available to the Buyer or its counsel, accountants or advisors with respect to the Acquired Companies, the Seller, the Company

Units or the Transactions. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that, except for the representations and warranties set forth in Article III and Article IV of this Agreement (as qualified by the Disclosure Schedule), no projections, forecasts, predictions, other estimates, data, financial information, documents, reports, statements (oral or written), summaries, abstracts, descriptions, presentations (including any management presentation or facility tour), memoranda, or offering material with respect to the Acquired Companies’ business or the Company Units, is or shall be deemed to be a representation or warranty by the Seller to Buyer under this Agreement or otherwise, and that Buyer has not relied thereon in determining to execute this Agreement and proceed with the Transactions. Buyer further acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such projections, forecasts and predictions; (ii) Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections, forecasts and predictions so furnished; and (iii) except for the representations and warranties set forth in Article III and Article IV of this Agreement (as qualified by the Disclosure Schedule), Buyer has not relied thereon. Buyer acknowledges that, except for the representations and warranties set forth in Article III and Article IV of this Agreement (as qualified by the Disclosure Schedule), no Person has been authorized by the Seller to make any representation or warranty regarding the Seller, the Acquired Companies, the Acquired Companies’ business, the assets or operations of the Acquired Companies, the Company Units or the Transactions and, if made, such representation or warranty may not be relied upon as having been authorized by the Seller or the Acquired Companies. Buyer acknowledges that the Purchase Price has been negotiated based upon Buyer’s express agreement that Buyer will acquire the Acquired Companies and their businesses, properties, assets and liabilities without any representation or warranty of any kind, express or implied, except such representations and warranties set forth in Article III and Article IV of this Agreement (as qualified by the Disclosure Schedule). Nothing in this Section 5.6 shall prohibit a claim by Buyer that is based on Fraud.
Section 5.7    Investment Intent. The Company Units are being acquired by the Buyer for its own account and without a view to, or for sale in connection with, any distribution of the Company Units or any interest therein. The Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company Units and participation in the Transactions, and the Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Company Units. The Buyer understands and agrees that the Buyer may not sell or dispose of any of the Company Units other than pursuant to a registered offering or in a transaction exempt from the registration requirements of applicable securities Laws. The Buyer acknowledges that the Company Units and the sale thereof have not been registered under the Laws of any jurisdiction. Without limiting or otherwise prejudicing the effect of the representations and warranties that are set forth in Article III and Article IV of this Agreement (as qualified by the Disclosure Schedule), the Buyer acknowledges and agrees that the Purchase Price is a value that has been agreed upon between the Buyer and the Seller for purposes of this Agreement and may not represent the fair market or intrinsic value of the Acquired Companies as determined by a third party.
Section 5.8    Compliance with Laws. To the Knowledge of the Buyer, the Buyer complies in all material respects with all applicable Laws.
Section 5.9    No Buyer Operations or Presence in Costa Rica. Except for any direct or indirect ownership in the Seller or any Affiliate of Seller, the Buyer does not conduct, directly nor indirectly through any of its Affiliates, any business activities, commercial activities, or any sort of trading activities in Costa Rica.

ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.1    Fees and Expenses. Except as otherwise set forth herein (including in Section 9.15), each of the parties hereto shall bear its own expenses in connection with the negotiation, documentation and execution of this Agreement and the consummation of the Transactions, including all fees and expenses of its Representatives.
Section 6.2    Confidentiality. The Seller shall (and shall cause its Affiliates and their respective Representatives to) and the Buyer shall (and shall cause its Affiliates (including, following the Closing, the Acquired Companies) and their respective Representatives to) keep confidential (a) the provisions and subject matter of, and the negotiations relating to, each Transaction Document and (b) all information provided to it or any of its Affiliates or Representatives in connection with this Agreement, the other Transaction Documents and the consummation of the transactions, including any information related to Seller or its Affiliates obtained by the Buyer as a result of or in connection with the Buyer’s acquisition of the Acquired Companies. In addition, from and after the Closing Date, the Seller shall not (and shall cause its Affiliates and their respective Representatives not to) directly or indirectly, disclose or use any information concerning any Acquired Company or any School not already generally available to the public. If the Buyer or any of its Affiliates or their respective Representatives are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, the Buyer shall promptly notify Seller in writing and shall disclose only that portion of such information which the Buyer is advised by their counsel in writing is legally required to be disclosed, provided that the Buyer shall use commercially reasonable efforts to cooperate with the Seller, at the Seller’s sole expense, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. If the Seller or any of its Affiliates or their respective Representatives are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, the Seller shall promptly notify the Buyer in writing and shall disclose only that portion of such information which the Seller is advised by their counsel in writing is legally required to be disclosed, provided that the Seller shall use commercially reasonable efforts to cooperate with the Buyer, at the Buyer’s sole expense, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section 6.3    Public Announcements. Except to the extent otherwise required by applicable Law or the rules of any stock exchange on which its common stock may be listed, none of Seller or Buyer or the Acquired Companies may (and each shall cause its Representatives and Affiliates not to) issue any press release or make any public statement concerning this Agreement or the Transactions without the approval of Buyer, in the case of any disclosure by the Seller, its Affiliates or their respective Representatives, or Seller in the case of a disclosure by Buyer or the Acquired Companies or their Affiliates or their respective Representatives. Notwithstanding the foregoing, Buyer and its Affiliates may disclose the terms of this Agreement or the Transactions to its and its Affiliates’ investors, lenders and prospective investors or lenders, provided the recipient is informed of the confidential nature of such information and agrees to maintain such information in confidence.
Section 6.4    Further Assurances.
(a)    Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

(b)    Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a party’s reasonable request and without further consideration, the other party shall (i) execute and deliver to such requesting party such other instruments of sale, transfer, conveyance, assignment and confirmation and provide such documents and information, as such party may reasonably request in order to consummate, effect and evidence the Transactions and (ii) deliver any reasonable written evidence of the cancellation by Seller, Education Trademark, B.V. and any other Affiliate of Seller of any amount owed by any Acquired Company to Seller, Education Trademark, B.V. and any other Affiliate of Seller.
Section 6.5    Tax Matters.
(a)    Seller Returns. Prior to the Closing, the Seller shall prepare, or cause to be prepared, and timely file at the Seller’s expense, all income Tax Returns (if any) that are required to be filed by, or with respect to, the Acquired Companies for Pre-Closing Tax Periods that are due before the Closing Date (“Seller Returns”). The Seller shall submit each such Seller Return to Buyer for its review no later than 30 days before the due date for such Seller Return and Seller shall reasonably consider any comments from Buyer. All Seller Returns shall be prepared, and all elections with respect to such Seller Reviewed Returns shall be made, in a manner consistent with the past practice of the Acquired Companies (to the extent consistent with applicable Law). Seller shall timely pay all Taxes that are shown as due with respect to any Seller Return. Any Tax deductions attributable to the Pre-Closing Tax Period or to the portion of the applicable Straddle Period ending on the Closing Date that are available under applicable Laws shall be for the benefit of the Seller and Buyer shall cooperate, to the extent consistent with applicable Law, with the Seller so that the Seller may claim any such Tax deductions in the Pre-Closing Tax Period or the portion of the applicable Straddle Period ending on the Closing Date, and will not take any position in any Tax Return or otherwise that is inconsistent with the deduction of such items by the Seller. Buyer agrees to cooperate with the Seller in the preparation of the Seller Returns as provided in Section 6.5(f).
(b)    Buyer Returns. Buyer shall prepare and timely file, or cause to be prepared or timely filed, (and shall provide the Seller a true copy of each such return as filed and evidence of the timely filing thereof) all Tax Returns (other than the Seller Returns) that are required to be filed by the Acquired Companies with respect to any Pre-Closing Tax Period or Straddle Period that are not due before the Closing Date (“Buyer Returns”). Buyer shall submit each such Buyer Return (along with, in the case of any Buyer Return relating to a Straddle Period, a calculation of the portion of any Taxes shown as due on such Buyer Return attributable to the portion of such Straddle Period ending on the Closing Date (the “Straddle Period Allocation”)) to the Seller for its review and comment no later than 30 days before the due date for such Buyer Return, and Buyer shall reasonably consider any comments from Seller. With respect to any taxable period or portion thereof ending on or before the Closing Date, all Buyer Returns shall be prepared, and all elections with respect to such Buyer Returns shall be made, in a manner consistent with the past practice of the Acquired Companies (to the extent consistent with applicable Law). Seller shall timely pay all Taxes that are shown as due on any Buyer Return with respect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date as calculated on the Straddle Period Allocation.
(c)    Post-Closing Actions. Except as otherwise required by applicable Law, none of Buyer, any Affiliate of Buyer, or the Acquired Companies shall (or shall cause or permit the Acquired Companies to), with respect to any Tax or Tax Returns of the Acquired Companies for the Pre-Closing Tax Period, amend, re-file or otherwise modify any such Tax Return relating in whole or in part to the Acquired Companies, make any voluntary disclosure to a Taxing Authority, enter into any closing agreement, file any private letter ruling, extend or waive the limitation period applicable to any Tax claim or assessment, surrender any right to claim a refund of Taxes, make, change or revoke any Tax election or take any other similar action, or omit to take any action relating to the filing of any such Tax Return or the payment of any such Tax, without the prior written permission of the Seller, which permission the Seller may withhold in its sole discretion. Any action taken by Buyer on the Closing Date that is outside of the Ordinary Course of Business shall be allocated for purposes of this Agreement to a taxable period or portion thereof beginning after the Closing Date.
(d)    Pre-Closing Taxes. In the case of any Straddle Period, the amount of any Taxes based on or measured by income or receipts of the Acquired Companies, or any other transaction-based Tax, for the portion of any Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Acquired Companies for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.
(e)    Pre-Closing Tax Refunds. Any refunds of Taxes (including with respect to estimated Tax payments and including refunds in the form of a direct Tax credit against Taxes otherwise payable, but excluding any amounts included as an asset in the calculation of the Final Relevant Working Capital or otherwise taken into account in the determination of the Final Purchase Price) with respect to any Pre-Closing Tax Period, including those received by Buyer or the Acquired Companies after the Closing Date, including those refunds that are attributable to the sale of the Panama entity (any such refund, a “Pre-Closing Tax Refund”), shall be for the account of the Seller, and Buyer shall pay over or cause the Acquired Companies to pay over to the Seller any such Pre-Closing Tax Refund (including any interest received with respect to such refund, but net of any Taxes or reasonable third party expenses mutually agreed upon by the Parties incurred with respect to such Pre-Closing Tax Refund) within 15 days after receipt thereof, or if the refund is in the form of a direct credit against Taxes, within 10 days after such credit reduces the Taxes that would otherwise be paid in cash by the Buyer or the Acquired Companies after the Closing Date, determined on a with and without basis. Buyer shall reasonably cooperate with the Seller in obtaining such refunds, including through the filing of amended Tax Returns or refund claims, it being understood that (i) in the event that a Tax Return for a Pre-Closing Tax Period reflects a net operating loss or tax credit attributable to a taxable period ending on or before the Closing Date that can be carried back to another Pre-Closing Tax Period, Buyer or the Acquired Companies shall do so at the Seller’s reasonable direction and (ii) such refunds shall be claimed in cash rather than as a credit against future Tax liabilities to the extent permitted by applicable Law. In the event that any Pre-Closing Tax Refund paid to the Seller pursuant to this Section 6.5(e) is subsequently disallowed in whole or in part, the Seller shall promptly repay the disallowed amount, along with any interest or penalties imposed with respect thereto, to the Buyer or the Acquired Companies, as applicable.
(f)    Cooperation and Records Retention. The Seller and Buyer shall (i) each provide the other, and Buyer shall cause the Acquired Companies to provide the Seller, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any Taxing Authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, and Buyer shall cause the Acquired Companies to retain and provide the Seller with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other or the Acquired Companies for any period. Without limiting the generality of the immediately preceding sentence, Buyer shall retain, and shall cause the Acquired Companies to retain, and the Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax

Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Pre-Closing Tax Periods and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. Each party shall bear its own expenses in complying with the provisions of this Section 6.5(f).
(g)    Tax Proceedings.
(i)    Buyer shall provide the Seller with notice of any written inquiries, audits, examinations or proposed adjustments by any Taxing Authority with respect to any Taxes or Tax Returns of any Acquired Company (a “Tax Proceeding”), which relate to any Pre-Closing Tax Period within 10 days of the receipt of such notice. No failure or delay of the Buyer in the performance of the forgoing shall reduce or otherwise affect the obligations or liabilities of the Seller pursuant to this Agreement except to the extent the Seller is actually prejudiced thereby.
(ii)    The Seller shall have the right to control any Tax Proceeding which relates to Taxes for any Pre-Closing Tax Period other than a Straddle Period (any such Tax Proceeding that the Seller elects to control, a “Seller Tax Proceeding”); provided, however, that (A) the Buyer shall have the right to participate in any such matter at its sole expense, (B) the Seller shall keep the Buyer reasonably informed of the status of such matter (including providing the Buyer with copies of all written correspondence regarding such matter), and (C) the Seller shall not compromise, settle or consent to any judgment with respect to any Seller Tax Proceedings without the prior written consent of the Buyer, not to be unreasonably withheld, conditioned or delayed; provided, however, that, in the event that the Seller settles any Seller Tax Proceeding without obtaining the Buyer’s prior written consent, and such prior written consent was not unreasonably withheld, conditioned or delayed by the Buyer, then the Seller shall indemnify, defend and hold harmless the Buyer against all Losses which any Buyer Indemnified Party may incur, sustain or suffer as a result of or arising from the Seller’s settlement of such Seller Tax Proceeding.
(iii)    The Buyer shall have the right to control any Tax Proceeding other than a Seller Tax Proceeding (a “Buyer Tax Proceeding”); provided, however, that with respect to any Buyer Tax Proceeding that relates to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date, (A) the Seller shall have the right to participate in any such matter at its sole expense, (B) the Buyer shall keep the Seller reasonably informed of the status of such matter (including providing the Seller with copies of all written correspondence regarding such matter), and (C) the Buyer shall not compromise, settle or consent to any judgment with respect to any such Buyer Tax Proceedings without the prior written consent of the Seller, not to be unreasonably withheld, conditioned or delayed; provided, that, in the event that the Buyer settles any Buyer Tax Proceeding without obtaining the Seller’s prior written consent, and such prior written consent was not unreasonably withheld, conditioned or delayed by the Seller, then Buyer shall indemnify, defend and hold harmless the Seller against all Losses which any Seller Indemnified Party may incur, sustain or suffer as a result of or arising from Buyer’s settlement of such Buyer Tax Proceeding.
(iv)    In the event an Acquired Company receives any tax infraction notice(s) in connection with any Tax Proceeding, and such infraction notice is upheld in whole or in part after all administrative appeals have been exhausted, such that the Tax Authorities has denied the reconsideration petition against such Acquired Company, and the Administrative Tax Tribunal has ruled unfavorably against such Acquired Company (the “Unfavorable Tax Decision”), and regardless of whether Seller elected to control any such Tax Proceeding, (A) the Buyer shall, upon Seller’s request and at Seller’s sole cost and expense, cause the Company to contest the Unfavorable Tax Decision (the “Final Tax Contest”) before the court in Costa Rica (the “Chamber”) and (B) the Seller shall have the right to control the Final Tax Contest;

provided, however, that the Seller must give sufficient notice to the Buyer to enable such Acquired Company to file a timely appeal before the Chamber.
(v)    The provisions of this Section 6.5(g) shall govern all Tax Proceedings, notwithstanding anything to the contrary in Article VIII.
(h)    UIP Tax Withholding Refund. At Seller’s expense, Buyer shall cause the Target Company and ULatina to (i) petition the Directorate General of Income Tax of the Republic of Costa Rica to obtain a determination that the UIP Withholding Tax was not required to be withheld from the purchase price paid to the Target Company and ULatina pursuant to the UIP Purchase Agreement (the “UIP Favorable Withholding Determination”) and (ii) file a refund claim for a refund of the UIP Withholding Tax (the “UIP Withholding Refund”), which shall be for the account of Seller and which shall be claimed in cash rather than as a credit against future Tax liabilities. Within three Business Days from receipt by the Target Company and ULatina of such UIP Favorable Withholding Determination and the UIP Withholding Refund, the Seller shall deliver the UIP Withholding Refund in cash to the Seller. In the event that Buyer has not fulfilled its obligation to pay the Seller the UIP Withholding Refund following receipt by the Target Company and ULatina of the UIP Favorable Withholding Determination and the UIP Withholding Refund, such unpaid UIP Withholding Refund may serve as the basis of a specific performance action against the Buyer to compel it to fulfill their payment obligations to Seller. For the avoidance of doubt, the payment of the UIP Withholding Refund shall not be (A) used to pay any part of the Purchase Price, (B) included in the calculation of the Final Purchase Price or (C) deducted from or set off against the Purchase Price in any way.
(i)    Purchase Price Allocation. Not later than 60 days following the final resolution of the Final Purchase Price pursuant to Section 2.5, the Buyer shall prepare and deliver to the Seller for its approval, a statement which shall be mutually agreed upon and shall provide for the allocation of the Final Purchase Price, plus any other items constituting consideration for applicable income Tax purposes, among the assets of the Acquired Companies consistently with Schedule 6.5(i) (the “Purchase Price Allocation Statement”). No party shall take any position on any Tax Return or in the course of any Tax Proceeding inconsistent with the allocation provided in the Purchase Price Allocation Statement, unless otherwise required by applicable Law. In the event that any adjustment is required to be made to the Purchase Price Allocation Statement as a result of any adjustment to the Purchase Price pursuant to this Agreement (including any Earn-Out Payments), the Buyer shall prepare or cause to be prepared, and shall provide to the Seller for its approval, a revised Purchase Price Allocation Statement reflecting such adjustment. If the Seller disagrees with any items on the Purchase Price Allocation Statement or on any revisions thereto, the Seller shall deliver written notice of such disagreements to the Buyer, and the parties shall resolve such disagreement (or refer such disagreement to the Firm or the Second Firm, as applicable, for resolution) pursuant to the procedures set forth in Section 2.5(g); provided, that the Buyer and the Seller shall each pay 50% of the cost of retaining the Firm or the Second Firm to resolve any such disagreement.
ARTICLE VII
POST-CLOSING COVENANTS
Section 7.1    Indemnification; Directors’ and Officers’ Insurance.
(a)    From and after the Closing Date, Buyer shall cause the Acquired Companies (each, a “D&O Indemnifying Person”) to indemnify, defend and hold harmless (and pay expenses in advance to) each Person who is now, or has been at any time prior to the Closing Date, an officer, director, employee or manager of any of the Acquired Companies (collectively, the “Company Indemnified Agents”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Legal Proceeding, in each case with the approval of the D&O Indemnifying Person (which approval shall not be unreasonably delayed, conditioned, or withheld) in connection with any Legal Proceeding that is based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director, officer, employee or manager of any of the Acquired Companies and arising out of actions or omissions, occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date, but only to the extent the Acquired Companies would be required to do so as of the date of this Agreement; provided, that each D&O Indemnifying Person shall only be required to indemnify a Company Indemnified Agent pursuant to this Section 7.1 to the extent permitted under the Law of the state of its formation to indemnify directors, officers, managers and employees, as the case may be. In addition, the Organizational Documents of the Acquired Companies and its successors and assigns shall post-Closing contain provisions with respect to indemnification no less favorable to the former officers, directors, managers and employees than those in effect in the Organizational Documents of the Acquired Companies with respect to current officers, directors, managers and employees as in effect immediately prior to the Closing Date.
(b)    The provisions of this Section 7.1 are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Agent, his or her heirs and his or her representatives.
Section 7.2    Use of Business Names and Marks.
(a)    No right to use the Excluded Names is being provided to Buyer or any of its Affiliates (including the Acquired Companies following the Closing) pursuant to this Agreement.
(b)    As soon as reasonably practicable, and, in any event, within 75 days after Closing, the Buyer shall ensure that the Acquired Companies will not (i) use or display (including on or in its business stationary, documents, signs, promotional materials or website) any name, mark or logo which is the same as or similar to, or is likely to be confused or associated with, any name, mark or logo of the Seller or its Affiliates and (ii) represents that the Seller or its Affiliates retains any connection with the Acquired Companies.
Section 7.1    Restrictive Covenants.
(a)    For a period of three years commencing on the Closing Date (the “Restricted Period”), Seller shall not and shall cause its Affiliates not to, directly or indirectly, (i) engage in the Restricted Business or have an interest in any Person that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, joint venture partner, lender, shareholder, member, employee, principal, agent, trustee or consultant; or (ii) interfere with the business relationships (whether formed prior to or after the Closing Date) between the Acquired Companies and customers or suppliers of the Acquired Companies to the extent related to the Restricted Business; provided, however, that the foregoing shall not prohibit the Seller or any of its Affiliates from (i) owning, directly or indirectly, solely as an investment, securities of any Person if the Seller or such Affiliate is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person or (ii) acquiring all or any portion of the equity interests, business or assets of any Person (by asset purchase, equity interest purchase, merger, consolidation or otherwise) engaged in a Restricted Business and engaging in such Restricted Business and/or having an interest in such Person after such acquisition, so long as (1) the Restricted Business does not account for more than 5% of the revenues of such Person (based on the four most recent complete fiscal quarters immediately prior to the time the Seller or any of its Affiliates enters into an acquisition agreement relating thereto) or (2) (A) the Restricted Business does not account for more than 15% of the revenues of such Person (based on the four most recent complete fiscal quarters immediately prior to the time the Seller or any of its Affiliates enters into an acquisition agreement relating thereto), and (B) if such acquisition occurs during the Restricted Period, the Seller divests such the portion of such Person or business that engages in a Restricted Business to an unaffiliated third party, or causes its applicable Affiliate to so divest, as soon as reasonably practicable, and in any event not later than six months, following the acquisition of such ownership or interest.
(b)
(i)    Seller hereby acknowledges and agrees that for the Restricted Period, it shall not, and shall cause each of its Affiliates not to, (A) solicit or attempt to solicit or (B) hire or attempt to hire any Buyer Key Employee for employment or in any other capacity (including as an independent contractor or consultant). Nothing in this Section 7.3(b)(i) shall prohibit Seller or any of its Affiliates from (1) publishing or posting open positions in the course of normal hiring practices which are not specifically sent to, or do not specifically target, any Buyer Key Employees and hiring any Buyer Key Employee as a result thereof, (2) soliciting for employment or hiring any Buyer Key Employee who has been terminated at least 30 days prior to such solicitation or hire; or (3) soliciting for employment or hiring any Buyer Key Employee who resigned voluntarily at least six months prior to and independent of any communication with or on behalf of Seller or any of its Affiliates regarding employment.
(ii)    Buyer hereby acknowledges and agrees that for the Restricted Period, it shall not, and shall cause each of its controlled Affiliates not to, (A) solicit or attempt to solicit or (B) hire or attempt to hire any Seller Key Employee for employment or in any other capacity (including as an independent contractor or consultant). Nothing in this Section 7.3(b)(ii) shall prohibit Buyer or any of its controlled Affiliates from (1) publishing or posting open positions in the course of normal hiring practices which are not specifically sent to, or do not specifically target, any Seller Key Employees and hiring any Seller Key Employee as a result thereof, (2) soliciting for employment or hiring any Seller Key Employee who has been terminated at least 30 days prior to such solicitation or hire; or (3) soliciting for employment or hiring any Seller Key Employee who resigned voluntarily at least six months prior to and independent of any communication with or on behalf of Buyer or any of its controlled Affiliates regarding employment.
(c)    If, in any judicial proceeding, a court shall refuse to enforce the covenants in this Section 7.3, then such unenforceable covenant shall be deemed limited to the extent necessary to permit such covenant to be enforceable , and to permit the remaining separate covenants to be enforced in such proceeding. If, in any judicial proceeding, a court shall refuse to enforce any of such covenants because the total time thereof is deemed to be excessive or unreasonable, then it is the intent of the parties that such covenant, which would otherwise be unenforceable due to such excessive or unreasonable period of time, be in force for such lesser period of time as shall be deemed reasonable and not excessive by such court, and such covenant shall be deemed amended and restated in all respects to be in force for such lesser period of time.
Section 7.2    Release. Seller, for itself, its Affiliates and its and their respective Representatives, successors and assigns (collectively, the “Releasors”), hereby forever fully and irrevocably waives, releases, remises and discharges the Acquired Companies and their respective Representatives, successors and assigns

(collectively, the “Released Parties”) from and against any and all rights, demands, claims (and any other Legal Proceedings), obligations or liabilities of any kind whatsoever and causes of action of every kind and nature (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising at or prior to the Closing with respect to the Acquired Companies, any of the businesses of the Acquired Companies or the consummation of the Transactions, which any Releasor has had, now has or may ever have against any of the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated, excluding only rights pursuant to this Agreement (including Section 7.1 of this Agreement) and the other Transaction Documents (collectively, the “Released Claims”), and hereby irrevocably agrees to refrain from directly or indirectly asserting or commencing any rights, demands, claims (or any other Legal Proceedings) of any kind in, by or before any Governmental Authority or arbitrator based upon any Released Claim.
Section 7.3    Seller Post-Closing Obligations. In the event, and only to the extent, that in the five years following the Closing (the “Post-Closing Period”) Seller fails to timely satisfy in full its indemnification obligations under the Transaction Documents, LEI agrees that it shall then be liable for any such unsatisfied obligations of Seller as if LEI were the primary obligor thereunder. LEI further agrees that in the event that prior to the expiry date of the Post-Closing Period, any Buyer Indemnified Party has submitted a written claim for indemnification in accordance with Section 8.2 to an Indemnifying Party and such claim remains unresolved as of the expiry date of the Post-Closing Period, then such unresolved claim shall not expire until the resolution of such claim. LEI represents and warrants to the Purchaser that (a) LEI has all requisite power and authority to execute and deliver this Agreement for purposes of this Section 7.5, and (b) this Agreement for purposes of this Section 7.5 is duly and validly executed and delivered by LEI and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement for purposes of this Section 7.5 constitutes the legal, valid and binding obligation of LEI, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 7.4    Restricted Cash. For a period of three years following the Closing Date (the “Restricted Cash Period”), Buyer shall cause the Acquired Companies to remit to the Seller any cash amounts reflected on those certain accounts as set forth in Schedule 7.6 (a) within two weeks from the earlier of date on which (i) such amounts are returned to the Acquired Companies or (ii) the usage of, or access to, any such amounts is no longer restricted by Law or Contract and (b) in such currency as currently reflected on those certain accounts as set forth in Schedule 7.6; provided, however, that, in no event shall the Acquired Companies have any obligation to remit to the Seller pursuant to this Section 7.6 any amount in excess of the sum of those certain accounts as set forth in Schedule 7.6. After the Closing and for the duration of the Restricted Cash Period, the Buyer shall provide or shall cause the Acquired Companies to provide the Seller (A) no later than 15 days after the end of each fiscal year of the Acquired Companies, an annual report and (B) any other updates as reasonably requested by Seller on the status of the Restricted Cash items and amounts reflected on those certain accounts as set forth in Schedule 7.6.
Section 7.5    Retention and Access to Records. For a period of seven years following the Closing Date, Buyer shall cause the Acquired Companies to maintain, consistent with historical document retention policies, all books and records of the Acquired Companies relating to periods ending on or prior to the Closing Date. The Seller shall have the right to have reasonable access to (a) copies of all books and records of the Acquired Companies relating to periods ending on or prior to the Closing Date and (b) any individuals responsible for maintenance of such books and record, at Seller’s cost, during regular business hours and upon reasonable advance notice (which the parties agree will not be less than five Business Days), solely to the extent necessary for the purpose of obtaining information reasonably necessary for the preparation and filing of Tax Returns and other compliance obligations; provided, however, that (i) any such access shall not unreasonably interfere with the normal operations of the Acquired Companies or Buyer and (ii) the Seller and its Representatives may be required by Buyer to enter into reasonable and customary non-disclosure agreements with respect to any information so accessed.
Section 7.6    Regulatory Filings. As soon as reasonably practicable (and, in any event, within 15 Business Days) after Closing, the Buyer shall (a) cause the Acquired Companies to give any notice that may be necessary to the Ministry of Education and to the Costa Rican Central Bank (Registro de Transparencia y Beneficiarios Finales) in connection with the change in control of the Acquired Companies and as may be required in connection with the Transactions contemplated in this Agreement and the Transaction documents and otherwise in accordance with applicable Law and (b) provide Seller a copy of the affidavit evidencing who are the Buyer´s Ultimate Beneficial Owners filed before the Costa Rican Central Bank to register the transfer of the Company Units to Buyer.
Section 7.7    UIP Obligations. Following the Closing Date, Buyer agrees, at Seller’s sole cost and expense, to reasonably cooperate with Seller and to cause the Acquired Companies to execute such transfer documents and make such filings as may be necessary to complete the transfer of the Panama Agreement Rights in accordance with the Panama Assignment Agreements; provided, however, that any such cooperation shall not unreasonably interfere with the normal operations of the Acquired Companies or Buyer.
ARTICLE VIII
SURVIVAL; EXCLUSIVE REMEDY; INDEMNIFICATION
Section 8.1    Indemnity by Seller; Indemnity by Buyer.
(a)    Subject to the limitations in this Article VIII, from and after the Closing, the Seller shall indemnify, defend and hold harmless the Buyer and its Affiliates (including the Acquired Companies) and their respective Representatives and equityholders) (each, a “Buyer Indemnified Party”) from and against any and all claims, demands, suits, Legal Proceedings, liabilities, losses, damages, payments, deficiencies, awards, settlements, assessments, judgments, costs and expenses (including the reasonable fees and disbursements of outside counsel, costs and expenses of investigation and other legal, expert or accountant expenses) and interest and penalties (collectively, the “Losses”), which any of such Buyer Indemnified Parties shall incur, sustain or suffer as a result of or arising from:
(i)    any breach by the Seller of any representation or warranty set forth in Article III or Article IV;
(ii)    any breach of or default in the performance by the Seller of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement;
(iii)    any Indemnified Taxes;
(iv)    any Transaction Expenses or any Relevant Debt not taken into account in the calculation of the Purchase Price Adjustment or Purchase Price; or
(v)    any of the matters set forth on Schedule 8.1.

(b)    Subject to the limitations in this Article VIII, from and after the Closing, Buyer and the Acquired Companies shall jointly and severally indemnify, defend and hold harmless the Seller and its Affiliates and their respective Representatives (each, a “Seller Indemnified Party” and, together with Buyer Indemnified Parties, the “Indemnified Parties”) from and against all Losses, which any of such Seller Indemnified Parties shall incur, sustain or suffer as a result of or arising from:
(i)    any breach by Buyer of any representation or warranty set forth in Article V; or
(ii)    any breach of or default in the performance by Buyer of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.
(c)    No Buyer Indemnified Party shall make any Claim for or be entitled to indemnification arising from a matter taken into account in the calculation of the Final Purchase Price, including any matter taken into account in the calculation of Relevant Debt, Cash or Relevant Working Capital. For the avoidance of doubt, any liability for indemnification hereunder shall be determined without duplication of recovery (i) by reason of the same set of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement or (ii) for any amount taken into account in the calculation of the Purchase Price Adjustment or Purchase Price.
(d)    For all purposes of this Agreement, “Losses” shall be net of (i) Tax Benefits actually realized by any party seeking indemnification hereunder arising from the deductibility of any such Losses, the amount and timing of any such net Tax Benefits to be determined at the reasonable discretion of the Indemnified Party in good faith, provided that if any payment is made by an Indemnifying Party in respect of such Losses and the Indemnified Party later actually realizes a Tax Benefit in respect of those Losses which has not been previously taken into account in computing that payment, then the Indemnified Party shall promptly pay over to the Seller the amount of such Tax Benefit at such time or times as, and to the extent that, such Tax Benefit is realized by the Indemnified Party, and (ii) any insurance or other third-party recovery (whether by payment, discount, credit, relief or otherwise) actually paid to the Indemnified Party from insurance policies or other third-party rights of recovery in connection with the facts giving rise to the right of indemnification, net of any costs, expenses or Taxes incurred in making any claim or collecting such amounts, including any deductible amounts, premium increases or other reasonable out-of-pocket costs. The Indemnified Party will use commercially reasonable efforts to collect any amounts available under such insurance coverage or other third-party rights of recovery; provided, however, that the Indemnified Party shall not be required to (i) commence or participate in any Legal Proceeding or offer or grant any accommodation (material or otherwise) to any third parties or (ii) take any action that would reasonably be expected to be detrimental to its reputation or its business. If an Indemnified Party receives an amount under insurance coverage or other third-party rights of recovery with respect to Losses at any time subsequent to any indemnification provided by an Indemnifying Party, then such Indemnified Party shall (i) promptly notify the Seller of the fact and provide such information as the Seller may reasonably require and (ii) promptly reimburse the Indemnifying Party for any amount for which the Indemnified Party had been previously compensated up to such amount received by the Indemnified Party.
(e)    Notwithstanding anything to the contrary herein, no Indemnified Party shall be entitled to recover under this Article VIII with respect to, and the term “Losses” shall not include, (i) any measure of damages based on any multiple of earnings, profits, cash flow or EBITDA, (ii) any damages that are speculative in nature, including as such speculation consists of loss of good will or damage to business reputation, or (iii) except to the extent actually paid pursuant to a Third Party Claim, any kind of exemplary and/or punitive damages.

(f)    Buyer shall use (and shall cause its Affiliates to use, which shall include the Acquired Companies following the Closing) commercially reasonable efforts to mitigate any Loss which it or any Buyer Indemnified Party may suffer in consequence of any fact, matter or circumstance giving rise to a Claim for indemnification under this Agreement or likely to give rise to a Claim for indemnification under this Agreement; provided, however, that all third-party costs and expenses actually incurred in connection with such efforts to mitigate shall constitute Losses subject to indemnification hereunder. No Buyer Indemnified Party shall be entitled to recover under this Agreement to the extent of any Loss that could have been mitigated but for the Buyer’s failure to use commercially reasonable efforts to mitigate such Loss pursuant to this Section 8.1(f).
(g)    For the purpose of determining the amount of Losses suffered or incurred under this Article VIII as a result of any breach of or inaccuracy in any representation or warranty that is qualified or limited in scope by words or phrases such as “materiality,” “materially,” “material respects,” Material Adverse Effect or words of similar import, and for the purpose of determining whether any such breach or inaccuracy has occurred, such determination shall be made without regard to any materiality or Material Adverse Effect qualification or limitation contained in such representation or warranty.
(h)    If any Claim is based upon a liability which is contingent only, the Seller shall not have any obligation to make a payment in respect thereof unless and until such liability ceases to be contingent and has matured into a final non-appealable judgement, order or settlement (but Buyer has the right under Section 8.2 to give notice of that Claim before such time).
(i)    The Seller shall not be liable for any Claim to the extent that it would not have arisen but for, or has been increased, accelerated or not reduced as a result of, Buyer’s breach of Section 6.5(c).
(j)    The Seller shall not be liable for any Claim (i) pursuant to Section 8.1(a) if and to the extent it is attributable to, or the amount of such Claim is increased as a result of, any (A) legislation not in force at the date of this Agreement or (B) change in the rates of Taxation in force as of the date of this Agreement; and (ii) pursuant to Sections 8.1(a)(i) through (iv) if and to the extent it is attributable to, or the amount of such Claim is increased as a result of, any change of Law (or any change in interpretation on the basis of case law), regulation, directive, requirement or administrative practice from what is in force as of the date of this Agreement.
Section 8.2    Claims.
(a)    The Indemnified Parties shall promptly notify the Indemnifying Party of any action, suit, Legal Proceeding, demand or breach (subject to Section 6.5(g) in the case of any Tax Proceeding) (a “Claim”), or any matter or circumstance which, if true, may give rise to a Claim, with respect to which the Indemnified Parties claim indemnification hereunder pursuant to Section 8.1(a) or Section 8.1(b), as applicable. No Indemnifying Party shall be liable in respect of a Claim unless the Indemnified Party gives prompt written notice to the Indemnifying Party specifying the relevant facts (including, to the extent feasible, a good faith estimate, on a without prejudice basis, of the amount of Losses that have been or may be incurred or suffered in connection with such Claim) (a “Claim Notice”) after the Indemnified Party becomes aware of the Claim or of any matter or circumstance which, if true, may give rise to such Claim; provided, however, that the failure by the Indemnified Party to promptly deliver a Claim Notice under this Section 8.2(a) will not adversely affect the applicable Indemnified Party’s right to indemnification pursuant to this Article VIII or alter or relieve the Indemnifying Party of its obligation to indemnify the applicable Indemnified Party, except to the extent such Indemnifying Party is materially prejudiced thereby. For purposes of this Agreement, the term “Indemnifying Party” shall mean, as applicable, either the Seller on the one hand or Buyer, on the other hand, that is an indemnifying party pursuant to, and in accordance with, the provisions of this Article VIII.
(b)    If any Claim relates to any Legal Proceeding or demand instituted against the Indemnified Party by a third party (a “Third Party Claim”), then the Indemnifying Party, shall be entitled to be involved and participate in the defense of the Third Party Claim, at the Indemnifying Party’s sole cost and expense, and may, by giving written notice to the Indemnified Party within 30 days from its receipt of the Claim Notice, elect to assume the defense or appeal of such Third Party Claim and of any incidental negotiations with counsel reasonably satisfactory to the Indemnified Party (Holland & Knight shall in all cases be satisfactory to all Buyer Indemnified Parties); provided, however, that the Indemnifying Party shall have the right to assume the defense of such Third Party Claim only so long as (i) the Third Party Claim involves only claims for monetary damages and does not seek an injunction or other equitable relief against the Indemnified Party, (ii) the Indemnified Party has not been advised by counsel that a conflict exists between the Indemnified Party and the Indemnifying Party in connection with the Third Party Claim, (iii) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action, (iv) settlement of, an adverse judgment with respect to, or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party’s reputation or continuing business interests, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. Notwithstanding the right of the Indemnified Party to retain its own counsel as described below, if the Indemnifying Party assumes the defense of any Third Party Claim, (A) the Indemnifying Party shall diligently defend and protect the interests of the Indemnified Party with respect to such Third Party Claim and (B) the Indemnifying Party shall not have the right to settle or resolve any such Third Party Claim without the Indemnified Party’s written consent; provided, however, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, including any and all Losses of the Indemnified Party, and which releases the Indemnified Party completely in connection with such Third Party Claim, provided that such settlement, compromise or discharge does not impose any equitable or other non-monetary remedies or obligations on the Indemnified Party but involves only the payment of money damages for which the Indemnified Party will be indemnified hereunder.
(c)    The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but in such case the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation. The Parties will act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims. The Indemnified Party shall reasonably cooperate in connection with the defense, compromise or settlement of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, and will use commercially reasonable efforts to furnish to the Indemnifying Party such records, information and testimony and attend (including making employees available for) such conferences, discovery, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party. The Indemnified Party shall take such administrative action (and shall procure that the Acquired Companies take such action) to contest, dispute, defend, appeal or compromise the Third Party Claim as the Indemnifying Party may reasonably request. In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim for which it seeks indemnification hereunder without the prior written consent of the Seller, on the one hand, or Buyer, on the other hand, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party has assumed the defense of such Third Party Claim, the Indemnifying Party shall keep the Indemnified Party informed of the progress of the Third Party

Claim and provide the Indemnified Party with copies of all relevant documents and such other information in its possession as may be reasonably requested by the Indemnified Party. If the Indemnifying Party is not actively and diligently contesting such Third Party Claim in good faith, then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith; provided that the Indemnified Party may not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) settle or compromise any action, consent to the entry of any judgment or forego any appeal with respect thereto. With respect to all Third Party Claims which are not defended by the Indemnifying Party, the Indemnifying Party shall have the right, at its own cost and expense, to employ its own counsel and to consult with counsel to the Indemnified Person and to be reasonably involved and participate reasonably in the defense of the Third Party Claim (including the right to make recommendations which shall be considered in good faith by the Indemnified Party).
Section 8.3    Method and Manner of Paying Claims. In the event any Claim Notice is delivered under this Article VIII, (a) the Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such Claim within 30 days of receipt of the Claim Notice from the Indemnified Party or (b) if the Indemnifying Party disputes such Claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such 30-day period, setting forth in reasonable detail the basis of such dispute. Upon receipt of notice of any such dispute, the Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to resolve such dispute within 30 days of the date such notice of dispute is received. After (i) the Indemnifying Party has acknowledged and agreed to pay any Claim pursuant to this Section 8.3, (ii) any dispute under this Section 8.3 has been resolved in favor of indemnification by written agreement between the parties, or (c) any dispute under this Section 8.3 has been finally resolved in favor of indemnification by a final judgment or decree of any court of competent jurisdiction, then the Indemnifying Party shall pay the amount of such Claim to the Indemnified Party within five Business Days after the date of acknowledgement by the Indemnifying Party or final resolution in favor of indemnification, as the case may be, by wire transfer in immediately available funds, to such account as is designated in writing by the Indemnified Party. With respect to Claims under Section 8.1(a), such Claims will be subject to the limitations and exceptions set forth in this Article VIII.
Section 8.4    Limitations on Indemnification.
(a)    Except for Claims based on Fraud or Claims with respect to any breach of or inaccuracy in any of the Fundamental Representations, the Buyer Indemnified Parties shall not be entitled to any indemnification in respect of Losses incurred by any Buyer Indemnified Party pursuant to Section 8.1(a)(i) and Section 8.1(a)(ii): (i) for any individual item or Claim where the Loss related thereto is less than $50,000 (any individual item or Claim in excess of such amount, a “Qualifying Claim”), it being understood that any related claims for Loss arising out of a similar set of facts or circumstances shall be considered as an individual item or Claim for purposes of determining whether a Qualifying Claim has occurred, and (ii) unless and until the aggregate amount of such Losses in respect of all Qualifying Claims exceeds $400,000 (the “Threshold Amount”), in which event if the aggregate amount of Losses exceeds the Threshold Amount the Buyer Indemnified Parties may recover only with respect to the amount of such Losses in excess of the Threshold Amount.
(b)    Except for Claims based on Fraud or Claims with respect to any breach of or inaccuracy in any of the Fundamental Representations, the maximum aggregate liability of the Seller in respect of Losses incurred by the Buyer Indemnified Parties pursuant to Section 8.1(a)(i) shall not exceed, in the aggregate, an amount equal to 25% of the Purchase Price.

(c)    The maximum aggregate liability of (i) the Seller in respect of Losses incurred by the Buyer Indemnified Parties due to any Claims based on (A) any breach of or inaccuracy in any of the Fundamental Representations, (B) Fraud or (C) pursuant to Sections 8.1(a)(ii) through (iv) shall not exceed, in the aggregate, an amount equal to the Purchase Price, and (ii) Buyer, in respect of Losses incurred by the Seller Indemnified Parties due to any Claims based on Fraud or pursuant to Section 8.1(b) shall not exceed, in the aggregate, an amount equal to the Purchase Price.
(d)    The aggregate amount of all Losses for which the Seller shall be liable pursuant to this Article VIII shall not exceed, in the aggregate, an amount equal to the Purchase Price actually received by the Seller.
(e)    No Indemnifying Party shall be liable for any Losses unless a written claim for indemnification in accordance with Section 8.2 is given by the Indemnified Party to the Indemnifying Party within the applicable survival period specified in Section 8.4(f) (it being understood that the survival period associated with any claim that is timely given shall not expire until the resolution of such claim).
(f)    The representations and warranties contained in Article III and Article IV (other than the Fundamental Representations and the representations and warranties set forth in Section 3.11 and Section 3.12) shall survive the Closing until 18 months following the Closing Date. The Fundamental Representations, the representations and warranties set forth in Section 3.11 and Section 3.12, and the right to indemnification of the Buyer Indemnified Parties pursuant to Section 8.1(a)(iii) and Section 8.1(a)(iv) shall survive the Closing until the fifth anniversary of the Closing Date. The right to indemnification of the Buyer Indemnified Parties pursuant to Section 8.1(a)(v) shall survive the Closing until the eighth anniversary of the Closing Date. The representations and warranties contained in Article V (other than the Fundamental Representations) shall survive the Closing until 18 months following the Closing Date. The covenants and agreements of the parties shall survive the Closing until performed, or, if earlier, for the term set forth in this Agreement.
(g)    Notwithstanding any other provision herein to the contrary, the Indemnifying Party shall not be required to indemnify, defend or hold harmless any Indemnified Party against or reimburse any Indemnified Party for any item of Loss to the extent any Indemnified Party has been indemnified or reimbursed for such amount under any other provision of this Agreement or any other agreement with the Indemnifying Party in respect of the same item of Loss.
(h)    The Seller shall cease to have liability in respect of any Claim arising out of a matter or circumstance affecting one or more of the Acquired Companies if the notice given in the terms described in this Agreement in relation to the relevant matter or circumstance is given at a time when the applicable Acquired Company has ceased to be a Subsidiary of the Buyer, but only, however, for any Claims with respect to any breach of or inaccuracy in any of the representations and warranties contained in in Article III and Article IV that are not Fundamental Representations.
Section 8.5    Exclusive Remedy. Except for claims under Section 2.5 and Section 2.6, claims for injunctive relief under Section 9.8 and claims based on Fraud (but subject to the limitation on liability set forth in Section 8.4(c)), (a) the indemnities provided for in this Article VIII are the sole and exclusive remedies of the Indemnified Parties for any breach of this Agreement, including those caused by any breach of or inaccuracy in any representation or warranty or breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement and (b) the parties shall not be entitled to a rescission of this Agreement, or to any further indemnification rights or other claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise), all of which the parties hereby waive.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Entire Agreement; Assignment. This Agreement (including the exhibits and schedules hereto) and the other Transaction Documents (a) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and thereof, and (b) shall not be assigned by operation of Law or otherwise; provided, however, that (i) the Seller may, without the Buyer’s consent, assign any or all of its right and interests in this Agreement to any Affiliate of the Seller, provided the Seller nonetheless shall remain responsible for the performance of all of its obligations hereunder, and (ii) Buyer may, without the Seller’s consent, (A) assign any or all of its right and interests in this Agreement to any Affiliate of the Buyer, (B) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer, the Acquired Companies or any of their respective Affiliates, or (C) assign its right under this Agreement to any Person that acquires Buyer and/or any of the Acquired Companies or substantially all of their assets, in each case, provided that Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder.
Section 9.2    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) if delivered personally or actually received, as of the date received, (b) if delivered by certified mail, return receipt requested, five Business Days after being mailed, (c) if delivered by a nationally recognized overnight delivery service, one Business Day after being deposited with such delivery service for next Business Day delivery, or (d) if sent via facsimile, electronic mail or similar electronic transmission, as of the date received to such party at its address set forth below:
if to the Seller, to:
650 S. Exeter Street
Baltimore, Maryland 21202

Attention:	Victoria E. Silbey, SVP, Chief Legal Officer and Corporate Secretary
Telephone:     (443) 627-7530
Telecopy:    (410) 843-8891

with a copy (which shall not constitute notice) to:
Holland & Knight LLP
701 Brickell Avenue, Suite 3300
Miami, Florida 33131
Attention:     George Mencio, Jr.
Telephone:     (305) 789-7720
Telecopy:    (305) 789-7799
Email:        George.Mencio@hklaw.com
if to Buyer or the Acquired Companies, to:

SP Costa Rica Holdings, LLC
c/o Sterling Partners
401 N. Michigan Ave.
Suite 3300
Chicago, IL 60611
Attention:     General Counsel
with a copy (which shall not constitute notice) to:
McDermott Will & Emery LLP
444 West Lake, Suite 4000
Chicago, Illinois 60606
Attention:     Gregory Metz and Diego Gómez-Cornejo
Telephone:     (312) 984-2166 and (214) 295-8070
Email:        gmetz@mwe.com and dgomezcornejo@mwe.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Section 9.3    Governing Law; Arbitration.
(a)    The interpretation and construction of this Agreement or any other Transaction Document, and all matters relating hereto and thereto (including the validity or enforcement of this Agreement, except as otherwise expressly set forth in such Transaction Document), shall be governed by the laws of the State of Delaware (without giving effect to any conflicts of laws principles).
(b)    All differences, disputes, controversies and claims arising out of or related to this Agreement or any other Transaction Document will, if not resolved by negotiations between the parties and their designated representatives within 30 days after such difference, dispute, controversy or claim first arises, be finally settled by arbitration as provided in this Section 9.3. The arbitration will be commenced pursuant to the delivery of a written demand to arbitrate a dispute (the “Arbitration Demand”) delivered in accordance with the notice provisions set forth in Section 9.2. Notwithstanding the foregoing, nothing will prevent the parties from entering into an amicable written settlement of the dispute at any time prior to transmittal by the ICC of the Final Award pursuant to the arbitration initiated under this Section 9.3. The parties hereto irrevocably agree that all differences, disputes, controversies and claims arising out of or related to this Agreement or any other Transaction Document or its interpretation or meaning will be finally and exclusively settled by arbitration in Miami, Florida under the Rules of Arbitration (the “ICC Rules”) of the International Chamber of Commerce (“ICC”), supplemented by the International Bar Association (“IBA”) Rules on the Taking of Evidence in International Commercial Arbitration (“IBA Rules of Evidence”), in each case as in effect as of the date of this Agreement. To the extent there is any conflict between the provisions of this Agreement and the ICC Rules, this Agreement will prevail over the ICC Rules. To the extent there is any conflict between the provisions of the ICC Rules and the IBA Rules of Evidence, the IBA Rules of Evidence will prevail over the ICC Rules. There will be three arbitrators that will be attorneys at law duly licensed to practice in the United States. Seller, on the one hand, and Buyer, on the other hand, will choose one arbitrator within 30 days after the Arbitration Demand. The two arbitrators so appointed by the parties will, within 15 days after their appointment, appoint the third arbitrator who will be the chair of the arbitration tribunal (the “Arbitration Chair”). In the event that the two party-nominated arbitrators fail to nominate a third arbitrator within 15 days after the second arbitrator is nominated, the ICC will select the third arbitrator. The parties agree and consent that the arbitrators can be of any nationality, including the nationality of the Parties to the arbitration. The parties agree that no arbitrator will be: (i) an employee, officer, director, equity holder, beneficial equity owner, partner or independent contractor of a party or an Affiliate of a party; or (ii) related by blood, affinity, civil law or marriage to any officer, director, equity holder, beneficial equity owner or partner of a party or an Affiliate of a party; provided, however, that an arbitrator may be an equity holder or beneficial equity owner, or related by blood, affinity, civil law or marriage to any equity holder or beneficial equity owner, of publicly traded securities of any corporation so long as such arbitrator or its relative, as the case may be, does not own, directly or indirectly, more than 1% of the securities of such corporation. The parties further agree that (A) each arbitrator (1) will be fully neutral, (2) will be licensed and in good standing with the Delaware Bar, (3) may be from the United States notwithstanding the nationality requirements under the ICC Rules, and (4) have significant professional experience that includes international arbitrations, and (B) that the Arbitration Chair will be the fully bilingual in Spanish and English,. Neither an arbitrator nor the law firm where he or she practices or formerly practiced may have rendered any services to a party or an Affiliate of a party in the last five years, nor may any of them be promised or solicited in any respect whatsoever for future engagement by a party or an Affiliate of a party. The arbitrators will have the right to jointly consult independent, qualified and neutral counsel. Unless the parties to the arbitration otherwise agree, all submissions and awards in relation to arbitration under this Agreement will be made in English and all arbitration proceedings and all pleadings will be in English. The ICC Rules, supplemented by the IBA Rules of Evidence, will govern all arbitrations hereunder; provided that (x) each party will be entitled to present the oral testimony of witnesses as to fact and expert witnesses; (y) each party will be entitled to question directly any witnesses who present testimony to the arbitral panel; and (z) at the request of any party, a written transcript will be made of each hearing before the arbitral panel at which testimony is presented and will be furnished to the parties. After conclusion of the last arbitration hearing (the “Final Hearing”), the arbitrators will issue the final arbitration award (the “Final Award”), which will establish the correct interpretation to be accorded to all provisions of the Transaction Documents under dispute, the obligations to be complied with, any sums to be paid, and the corresponding interest on each sum awarded, including the rate and the date from which such interest is to accrue and whether interest is to be compounded and, if so, in what manner. In addition, the arbitrators will identify those instances in which a party’s position was not substantially supported by the evidence and arguments presented during the Arbitration proceeding (the “Non-Prevailing Party”), it being understood that it is possible that no party will be a Non-Prevailing Party on a 100% basis. The Final Award will be in the form of a written opinion, explaining the basis of the Final Award, in English, duly signed by the arbitrators at the time of its issuance. The Final Award will explicitly decide each issue submitted to the arbitrators for decision and will indicate the Arbitrators’ reasoning with regard to each such issue. The Final Award will be rendered as soon as possible and any award will be made in U.S. Dollars. Any decision or award of the arbitrators on the dispute, including the Final Award, is final, binding and conclusive upon the parties. Until a Final Award is issued (1) each party is responsible for its own attorneys’ fees and costs incurred in connection with the arbitration, and (2) the parties will share the fees and cost of the Arbitrators and the ICC on a 50:50 basis. If one party fails to pay its share of the fees, the other may elect to pay on behalf of the non-paying party to complete the arbitration, in which event the payment so made will be awarded to the paying party as a monetary sum as part of or credit against the Final Award, together with interest at the rate that prejudgment interest on contract claims is awarded under Delaware law, which interest will accrue from the date of such payment. Upon issuance of the Final Award, the party whose interpretation of the provisions of the Transaction Agreements, the interrelation between the Transaction Documents, the facts or the law or other related matter under dispute is not substantially supported by the Final Award and which has been determined by the Arbitrators to be the Non-Prevailing Party, will reimburse the other Party (the “Prevailing Party”) all the fees and costs incurred in connection with the arbitration, including the arbitrators’, ICC’s and the reasonable attorney’s fees and cost (the “Arbitration Fees and Costs”). Nothing in this Section 9.3 will prevent any party from seeking to compel the other parties to arbitration or obtaining relief in the form of interim measures (including preliminary injunctions and specific performance) to prevent breaches hereof in a court of competent jurisdiction; provided, however, that no party will undertake any proceeding designed to divest the arbitrators of their jurisdiction. In addition, the arbitral panel may, at the request of a party, order interim measures (including preliminary injunctions to prevent breaches hereof) and the parties will be able to enforce the terms and provisions of such orders in any court having jurisdiction. For purposes of this Section 9.3, each party may elect and each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts located in the State of Delaware for the purpose of any such suit, action or proceeding, and each party hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any such suit, action or proceeding (and only such suit, action or proceeding) in any such court, and hereby further irrevocably waives any claim that any such suit, action or proceeding (and only such suit, action or proceeding) brought in any such court has been brought in an inconvenient forum. It is acknowledged and agreed by the parties that they do not intend to forego any rights or remedies provided for under the ICC Rules concerning interim measures. The existence and content of the arbitration proceedings and any rulings or award shall be kept confidential except (aa) to the extent that disclosure may be required of a party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, or (bb) with the written consent of all parties.
(c)    EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 9.4    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party, and, except as set forth in Section 7.1 and Section 9.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
Section 9.5    Execution of this Agreement. This Agreement may be executed in original, facsimile, .pdf or other electronic counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or email transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or email shall be deemed to be their original signatures for all purposes.
Section 9.6    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the term or provision shall be interpreted to be only as broad as is enforceable.
Section 9.7    Non-Recourse. Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non‑Recourse Party of a party to this Agreement shall have any liability pursuant to or as a result of this Agreement or any of the Transactions except to the extent agreed to in writing by such Non‑Recourse Party; provided that, the parties further agree that the foregoing limitation shall not apply in the case of any claim based on Fraud made against any Non-Recourse Party that is not a natural person.

Section 9.8    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or is otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Seller, on the one hand, or Buyer, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Seller, on the one hand, and Buyer, on the other hand, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Buyer and Seller hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Buyer or Seller, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Buyer or Seller under this Agreement. The Parties further agree that (x) by seeking the remedies provided for in this Section 9.8, a party shall not in any respect waive its right to seek any other form of relief that may be available under this Agreement (including monetary damages) if the remedies provided for in this Section 9.8 are not available or otherwise are not granted.
Section 9.9    Disclosure Generally. All schedules attached hereto (including the Disclosure Schedules) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the schedules shall be deemed to refer to this entire Agreement, including all schedules. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Section of the Disclosure Schedules shall be deemed to qualify the numerically corresponding Section of Article III or Article IV, as applicable, and also shall be deemed disclosed and incorporated by reference in such other Section(s) of the Disclosure Schedules that are referenced herein to which such information or disclosure is applicable so long as the applicability of such information and disclosure to such other referenced Section(s) is reasonably apparent from reading such disclosure notwithstanding the absence of a cross reference contained therein. For the avoidance of doubt, any of the representations and warranties contained in any Section of Article III or Article IV, as applicable, that are made without a reference to a numerically corresponding Section of the Disclosure Schedules shall not be subject to any of the deemed cross-referencing referred to in the prior sentence; provided, however, that, notwithstanding the foregoing, the information and disclosures contained in Section 9.9 of the Disclosure Schedules shall be deemed to qualify each of the representations and warranties contained in any Section of Article III or Article IV, as applicable, including any Section not containing a reference to a numerically corresponding Section of the Disclosure Schedules, to which such information or disclosure is applicable so long as the applicability of such information and disclosure to such Section(s) is reasonably apparent from reading such disclosure; provided, further, that the preceding proviso shall not apply in respect of the representations and warranties contained in the first sentence of Section 3.6 (which representations and warranties are made without any qualification or other exception). The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules, or exhibits in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules, or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Nothing in the Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. Nothing in this Agreement, including this Section 9.9, shall be interpreted or construed to imply that Seller is making any representation or warranty as of any date other than as otherwise set forth herein.
Section 9.10    Legal Representation. In any Legal Proceeding between Buyer or any Acquired Company, on the one hand, and the Seller, on the other hand, wherein Buyer asserts or prosecutes any claim under, or otherwise seeks to enforce, this Agreement, Buyer agrees in connection with such Legal Proceeding to consent to the representation of the Seller and its Affiliates by Holland & Knight, notwithstanding that Holland & Knight may have represented the Seller or any of its Affiliates (including the Acquired Companies) as counsel in connection with the negotiation and documentation of this Agreement and the consummation of the Transactions. This consent extends to Holland & Knight representing the Seller against Buyer or the Acquired Companies in litigation, arbitration or mediation in connection with this Agreement or the Transactions. In addition, all attorney-client privileged communications occurring prior to the Closing between the Seller, the Acquired Companies and their Subsidiaries, on the one hand, and Holland & Knight, on the other hand, directly related to the negotiation and documentation of this Agreement or the consummation of the Transactions shall be deemed to be attorney-client confidences that belong solely to the Seller (and not the Acquired Companies) for purposes of any Legal Proceeding between Buyer or any Acquired Company, on the one hand, and the Seller, on the other hand (the “Seller Pre-Closing Communications”). Accordingly, neither the Acquired Companies nor Buyer shall have access to any such Seller Pre-Closing Communications or to the files of Holland & Knight directly relating thereto from and after the Closing.  Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller and its Affiliates (and not the Acquired Companies) shall be the sole holders of the attorney-client privilege with respect to the Seller Pre-Closing Communications, and the Acquired Companies shall not be a holder thereof, (ii) to the extent that files of Holland & Knight in respect of such Seller Pre-Closing Communications constitute property of the client, only the Seller and its respective Affiliates (and not the Acquired Companies) shall hold such property rights and (iii) Holland & Knight shall have no duty whatsoever to reveal or disclose any such Seller Pre-Closing Communications to the Acquired Companies by reason of any attorney-client relationship between Holland & Knight and the Acquired Companies or otherwise. As to Seller Pre-Closing Communications, the Buyer and the Seller agree that no Person may use or rely on any of the Seller Pre-Closing Communications in any action or claim against or involving any of the parties hereto or any of their respective Non‑Recourse Parties after the Closing. Each of the Buyer and the Seller further agrees that, on its own behalf and on behalf of its Subsidiaries (including, with respect to the Buyer, the Acquired Companies), Holland & Knight’s retention by the Acquired Companies shall be deemed completed and terminated, and the Acquired Companies shall cease to have any attorney-client relationship with Holland & Knight, without any further action by any Person effective as of the Closing; provided, however, the cessation of the attorney-client relationship shall not be construed or interpreted as a waiver of any attorney-client privilege by any Acquired Company. Notwithstanding anything to the contrary contained herein, if a dispute arises between Buyer or any Acquired Company, on the one hand, and a third party (other than the Seller) after the Closing, any Acquired Company may assert the attorney-client privilege to prevent disclosure of attorney-client communications by Holland & Knight to such third party; provided, however, that no Acquired Company may waive such privilege without the prior written consent of the Seller. Notwithstanding the foregoing, (x)

any communications or advice of Holland & Knight that was made prior to the Closing with or to any Acquired Company regarding legal matters involving the business of the Acquired Companies and that were not made or given for the purpose of the negotiation and documentation of this Agreement and the consummation of the Transactions shall be the property of the Acquired Companies from and after the Closing and (y) Seller may not waive any legal privilege covering any Seller Pre-Closing Communications vis-à-vis a third party without the prior written consent of Buyer and the Company. The Buyer hereby acknowledges and confirms that they have had the opportunity to review and obtain adequate information regarding the significance and risks of the terms and conditions of this Section 9.10, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 9.10 is for the benefit of the Seller and Holland & Knight, and Holland & Knight is an intended third party beneficiary of this Section 9.10.  This Section 9.10 shall be irrevocable, and no term of this Section 9.10 may be amended, waived or modified, without the prior written consent of the Seller and Holland & Knight. The covenants and obligations set forth in this Section 9.10 shall survive for 10 years following the Closing Date.
Section 9.11    Deliveries to Buyer. Buyer agrees and acknowledges that all documents or other items delivered to Buyer or its Representatives in connection with the Transactions or uploaded and made available in the Data Room shall be deemed to have been delivered, provided or made available to Buyer or its Representatives for all purposes hereunder. The phrase “made available” in the Data Room means posted to the Data Room and thereafter accessible for viewing by Buyer and its Representatives from and after 5:00 P.M. Eastern Time on the second Business Day immediately prior to the Closing Date. The parties hereto agree and acknowledge that to the extent any documents or other items delivered to Buyer or its Representatives in connection with the Transactions or uploaded and made available in the Data Room have been provided in both English and Spanish, (i) the English version has been translated from Spanish for Buyer’s benefit and (ii) if there is any inconsistency or conflict between the English and Spanish version, the Spanish version shall prevail.
Section 9.12    Waiver and Amendment. This Agreement may be amended, modified, supplemented or the performance hereof waived only by a written mutual agreement executed and delivered by Buyer and the Seller. No waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 9.13    Conflict between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.
Section 9.14    Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor create any principal agent, fiduciary or other special relationship between the parties hereto. No party shall have any duties (including fiduciary duties) towards any other party hereto except as specifically set forth herein.
Section 9.15    Language. The language of this Agreement and the Transactions is English and all notices, demands, requests, statements, certificates or other documents or communications must be in English unless otherwise agreed. However, where a term in Spanish is given in italics or in italics and in brackets after an English term and there is any inconsistency the meaning in Spanish shall prevail.
Section 9.16    Transfer Taxes; Stamp Tax (Timbre Fiscal). All transfer, documentary, sales, use, stamp, retailer occupation, real estate transfer, registration and other such Taxes and fees (including any penalties and interest), and all conveyance fees, recording charges and other such charges, including the stamp tax (timbre fiscal) and real estate transfer tax (impuesto de traspaso de bienes inmuebles) (collectively, “Transfer Taxes”), in each case incurred in connection with this Agreement shall be paid by the Buyer and the Seller equally on a 50:50 basis when due; provided, however, that the full amount of the Transfer Taxes shall be paid by Buyer to the applicable Governmental Authorities and Seller shall reimburse Buyer for Seller’s 50% portion of the Transfer Taxes within 30 days from Seller’s receipt from the Buyer of reasonably acceptable proof of payment of the Transfer Taxes. The Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Buyer shall cause each Acquired Company and all other Affiliates of Buyer to join in the execution of any such Tax Returns and other documentation.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each party has executed or has caused this Stock Purchase Agreement to be duly executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.
BUYER:

SP COSTA RICA HOLDINGS, LLC

By: /s/ M. Avi Epstein
Name: M. Avi Epstein
Title: Secretary

SELLER:

LAUREATE INTERNATIONAL B.V.
By: /s/ Aldert Jan de Bruin
Name: Aldert Jan de Bruin
Title: Director A

LEI (solely for purposes of Section 7.5):

LAUREATE EDUCATION, INC.
By: /s/ Victoria E. Silbey
Name: Victoria E. Silbey
Title: SVP, Chief Legal Officer and Corporate Secretary

[SIGNATURE PAGE TO EQUITY PURCHASE AGREEMENT]

EXHIBIT B
DEFINITIONS AND DEFINED TERMS
“2019 CAPEX Target” means $5,400,000.
“2019 Consolidated Revenue” means 38,685,000,000 Colones.
“2020 Consolidated Revenue” means, as expressed in Colones, the actual consolidated revenue of the Acquired Companies (net of scholarships and discounts and excluding intercompany revenues) for the period from January 1, 2020 to December 31, 2020. The 2020 Consolidated Revenue shall be calculated in a manner consistent with the methodology set forth on Schedule 2.6(a)(ii).
“2020 Financial Statements” has the meaning set forth in Section 2.6(b).
“Acceleration Event” means the occurrence of any of the following events:
(a)    the direct or indirect acquisition, in a single transaction or series of related transactions, of more than 50% of the voting stock or economic interests of any of the Acquired Companies or Buyer by an entity that is not an Affiliate of Buyer;
(b)    the acquisition of all or substantially all of the assets of any of the Acquired Companies or Buyer by an entity that is not an Affiliate of Buyer;
(c)    the merger or consolidation of any of the Acquired Companies or Buyer but only if Buyer or an Affiliate of Buyer fails to own, directly or indirectly, at least 50% of the voting stock of the surviving company;
(d)    any bankruptcy, reorganization, or other proceeding under any insolvency or bankruptcy law, or any dissolution or liquidation proceeding, is instituted by or against the Buyer or any of the Acquired Companies, and if instituted is not dismissed within 30 days; or
(e)     any of the Acquired Companies or Buyer entering into an agreement or commitment, whether oral or written, to do any of the foregoing.
“Accounting Methods” means accounting methods, policies, practices, procedures, conventions, classifications, definitions, principles, judgments, assumptions, techniques and estimation methodologies, including with respect to the nature of accounts, level of reserves and level of accruals.
“Accounts Payable CIP” means the accounts payable CIP in the registered accounting balances 200002 as set forth in Schedule 2.5(d).
“Acquired Companies” means the Target Company and the Acquired Subsidiaries.
“Acquired Subsidiaries” means Lusitania, S.R.L., ULatina and UAM.
“Actual CAPEX Deficit” means and shall be equal to the amount, if any, by which (a) the amount equal to (i) the Capital Expenditures; plus (ii) the Closing balance of Accounts Payable CIP; minus (iii) the Closing balance of Supplier Advances (items (i)-(iii), the “CAPEX Deficit Components”), is less than (b) the 2019 CAPEX Target. For the purposes of determining the Actual CAPEX Deficit, if an amount is included

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in any one of the CAPEX Deficit Components, such amount shall not be included in any of the other CAPEX Deficit Components.
“Actual Relevant Working Capital Deficit” means and shall be equal to the amount, if any, by which (a) Relevant Working Capital is less than (b) Target Relevant Working Capital.
“Actual Relevant Working Capital Surplus” means and shall be equal to the amount, if any, by which (a) Relevant Working Capital is more than (b) Target Relevant Working Capital.
“Adjustment Objection Period” has the meaning set forth in Section 2.5(g).
“Adjustment Resolution Period” has the meaning set forth in Section 2.5(g).
“Affiliate” means with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Affiliated Group” means any affiliated group as defined in Section 1504 of the Code, or any affiliated, consolidated, combined or unitary group under U.S. state or local or non-U.S. Law.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Anti-Corruption Laws” has the meaning set forth in Section 3.14(c).
“Antitrust Laws” means all Laws of any jurisdiction that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.
“Arbitration Chair” has the meaning set forth in Section 9.3(b).
“Arbitration Demand” has the meaning set forth in Section 9.3(b).
“Arbitration Fees and Costs” has the meaning set forth in Section 9.3(b).
“Audited Financial Statement” has the meaning set forth in Section 3.5(a).
“Balance Sheet” has the meaning set forth in Section 3.5.
“Balance Sheet Date” has the meaning set forth in Section 3.5.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, NY or Costa Rica are authorized or required by Law to close.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Documents” has the meaning set forth in Section 5.2.
“Buyer Indemnified Party” has the meaning set forth in Section 8.1(a).

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“Buyer Key Employee” means any director, officer or senior executive of, or any employee with annual base salary equal to or greater than $75,000 as of the Closing Date of, the Buyer or any of the Acquired Companies as of the Closing Date.
“Buyer Returns” has the meaning set forth in Section 6.5(b).
“CAPEX Deficit Components” has the meaning set forth in the definition of “Actual CAPEX Deficit.”
“CAPEX Exchange Rate” means ₡606 Colones = $1 Dollars.
“Capital Expenditures” means an amount equal to the capital expenditures made by the Acquired Companies for the 2019 fiscal year as set forth in Schedule B-1. For the avoidance of doubt, such amount excludes the capital expenditures made by the Acquired Companies for the 2019 fiscal year set forth on Schedule B-2. Any Capital Expenditures denominated in Colones shall be converted into Dollars at the CAPEX Exchange Rate.
“Cash Equivalents” means, as of 12:01 A.M. on the Closing Date, (a) the amount of all cash and cash equivalents on hand at the Acquired Companies and in their respective bank, lock box and other accounts (including cash resulting from the clearance of checks deposited, wire transfers remitted and ACH payments made into such accounts on or prior to 12:01 A.M. on the Closing Date, whether or not such clearance occurs before, on or after the Closing Date), plus (b) the amount of all marketable securities and short term investments owned by the Acquired Companies, minus (c) Restricted Cash.
“Claim” has the meaning set forth in Section 8.2(a).
“Claim Notice” has the meaning set forth in Section 8.2(a).
“Closing” has the meaning set forth in Section 2.4(a).
“Closing Date” means the date on which the Closing occurs.
“Closing Purchase Price” means an amount equal to the following:
(a)    the Loan Price; plus
(b)    the Units Price; plus
(c)    any Actual Relevant Working Capital Surplus, if any; minus
(d)    any Actual Relevant Working Capital Deficit, if any; minus
(e)    the Relevant Debt; minus
(f)    the Transaction Expenses; plus
(g)    the Cash Equivalents; minus
(h)    the Actual CAPEX Deficit, if any.

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“Closing Statement Policies” has the meaning set forth in Section 2.5(d).
“Colones” and “₡” means Costa Rican colones.
“Company Employee” means any current or former employee, director or independent contractor of the Acquired Companies.
“Company Indemnified Agents” has the meaning set forth in Section 7.1(a).
“Company Intellectual Property” means all Intellectual property owned or controlled by, or licensed to, any Acquired Company.
“Company Real Property” has the meaning set forth in Section 3.8(b).
“Company Units” has the meaning set forth in the recitals to this Agreement.
“Contracts” means all legally binding contracts, agreements, leases, licenses, notes, instruments and commitments (other than an Employee Benefit Plan).
“Cycle One Enrollment” has the meaning set forth in Section 2.6(a)(i).
“Cycle One Enrollment Target” has the meaning set forth in Section 2.6(a)(i).
“Data Room” means the electronic data room hosted by Merrill DatasiteOne relating to the Acquired Companies.
“Disclosure Schedules” means the disclosure schedules provided herewith by the Seller with respect to its representations and warranties in Article III and Article IV.
“Dollars” and “$” means United States of America dollars.
“D&O Indemnifying Person” has the meaning set forth in Section 7.1(a).
“Earn-Out Objection Notice” has the meaning set forth in Section 2.6(b).
“Earn-Out Objection Period” has the meaning set forth in Section 2.6(b).
“Earn-Out Payments” has the meaning set forth in Section 2.6(a)(ii).
“Earn-Out Resolution Period” has the meaning set forth in Section 2.6(b).
“Earn-Out Statements” has the meaning set forth in Section 2.6(b).
“Earn-Out Targets” has the meaning set forth in Section 2.6(a)(ii).
“Educational Agency” means any entity or organization, whether governmental, government chartered, tribal, private or quasi-private, whether U.S. or foreign, that engages in granting or withholding Educational Approvals, or administers financial assistance programs, in accordance with standards relating to the performance, operation, financial condition, or academic standards of such schools and programs, including the Costa Rican Ministry of Public Education (Ministerio de Educación Pública), the National

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Council of Private Higher Education (Consejo Nacional de Enseñanza Superior Universitaria Privada) and any Accrediting Body.
“Educational Approval” means any license, permit, authorization, certification, accreditation or similar approval issued or required to be issued by an Educational Agency including any such approval for (a) the Schools to operate and offer educational programs in all jurisdictions in which they physically operate or are required to be authorized or (b) the Schools to participate in any program of Student Financial Assistance.
“Educational Consents” means any approval, authorization or consent by any Educational Agency, or any notification to be made by the parties to any Educational Agency, with respect to the Transactions, that is required under applicable Educational Law in order to maintain or continue any Educational Approval presently held by the Schools.
“Educational Law” means any Law of any Educational Agency, or any Accrediting Body standard applicable to the Schools.
“Enrollment Earn-Out Payment” has the meaning set forth in Section 2.6(a)(i).
“Enrollment Earn-Out Statement” has the meaning set forth in Section 2.6(b).
“Environmental Laws” means any Law enacted and in effect on or prior to the Closing and governing any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, natural resources, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of or exposure to Hazardous Substances.
“Environmental Lien” means any Lien in favor of any Governmental Authority in connection with any liability under any Environmental Laws, or damage arising from, or costs incurred by, such Governmental Authority in response to a Release or threatened Release.
“Environmental Permits” has the meaning set forth in Section 3.16(a).
“Employee” means any individual who is hired for a wage, salary, fee, payment, valuable compensation or consideration to perform work or services, for any other Person or Persons, pursuant to a labor relationship under the Costa Rican Labor Code (Código de Trabajo), Law number 2 of 27 August 1943.
“Employee Benefit Plan” means every material plan, program and arrangement (whether written or not), that is currently maintained or contributed to by the Acquired Companies for the benefit of present or former employees of the Acquired Companies, including those intended to provide: (a) medical, surgical, health care, hospitalization, dental, vision, retiree, health care reimbursement, life insurance, death, disability, short term disability, long term disability, severance, sickness or accident benefits, legal services, dependent care, dependent care reimbursement, on-site day care facilities, sick child care, cafeteria or flexible benefit plans, flexible spending account, adoption assistance, tuition assistance, or a transportation plan, (b) pension, profit sharing, retirement, supplemental retirement or deferred compensation benefits, (c) bonus, incentive, or compensation or (d) salary continuation, termination pay, or retention pay benefits; provided, however, that such term shall not include (i) routine employment policies and procedures developed and applied in

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the Ordinary Course of Business, including wage, vacation, holiday, and sick or other leave policies, (ii) workers compensation insurance and (iii) directors, officers and employees liability insurance.
“Equity Equivalents” means “phantom stock” or other rights to participate in the revenues, profits, assets or equity (or the value thereof) of any of the Acquired Companies.
“Estimated CAPEX Deficit” means $600,000.
“Estimated Cash Equivalents” has the meaning set forth in Section 2.5(b).
“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.5(b).
“Estimated Closing Statement” has the meaning set forth in Section 2.5(b).
“Estimated Purchase Price” has the meaning set forth in Section 2.2.
“Estimated Relevant Debt” has the meaning set forth in Section 2.5(b).
“Estimated Relevant Working Capital” has the meaning set forth in Section 2.5(b).
“Estimated Relevant Working Capital Deficit” means and shall be equal to the amount, if any, by which (a) Estimated Relevant Working Capital is less than (b) Target Relevant Working Capital.
“Estimated Relevant Working Capital Surplus” means and shall be equal to the amount, if any, by which (a) Estimated Relevant Working Capital is more than (b) Target Relevant Working Capital.
“Estimated Transaction Expenses” has the meaning set forth in Section 2.5(b).
“Excluded Names” means, in any jurisdiction worldwide, any trademark, service mark, brand name, certification mark, trade name, corporate name, domain name, acronym, tag-line, slogan, logo or other indication of source or origin containing the terms “Laureate” or any variations or derivations thereof.
“Facilities” means all Company Real Property and any buildings, facilities and structures located thereon.
“Final Award” has the meaning set forth in Section 9.3(b).
“Final CAPEX Deficit” has the meaning set forth in Section 2.5(h)(i).
“Final Cash Equivalents” has the meaning set forth in Section 2.5(h)(i).
“Final Closing Balance Sheet” has the meaning set forth in Section 2.5(c).
“Final Closing Statement” has the meaning set forth in Section 2.5(c).
“Final Hearing” has the meaning set forth in Section 9.3(b).
“Final Purchase Price” has the meaning set forth in Section 2.5(h)(ii).
“Final Relevant Debt” has the meaning set forth in Section 2.5(h)(i).

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“Final Relevant Working Capital” has the meaning set forth in Section 2.5(h)(i).
“Final Relevant Working Capital Deficit” has the meaning set forth in Section 2.5(h)(i).
“Final Relevant Working Capital Surplus” has the meaning set forth in Section 2.5(h)(i).
“Final Transaction Expenses” has the meaning set forth in Section 2.5(h)(i).
“Financial Lease Obligations” means capital lease obligations and any type of financing or payment obligation (including accrued interest) associated with any Company Real Property capitalized pursuant to GAAP by the Acquired Companies under a rental, lease, or other type of agreement.
“Financial Statements” has the meaning set forth in Section 3.4(a).
“Firm” means RSM US LLP.
“Fraud” means intentional common law fraud by a Person with respect to the making of any representation and warranties set forth in Article III, Article IV and Article V, as interpreted by Delaware courts applying Delaware law. For the avoidance of doubt, “Fraud” does not include constructive fraud or any torts based on negligence or recklessness.
“Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.3, Section 3.4, Section 3.7, Section 4.1, Section 4.2, Section 4.4. Section 5.1, Section 5.2 and Section 5.3
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authority” means any federal, national, state, municipal or other governmental or regulatory department, commission, board, bureau, agency, court, tribunal, arbitral body or any similar legislative or administrative body or any instrumentality thereof.
“Hazardous Substances” means any waste, chemical, material or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant (or words of similar import) for which liability may be imposed pursuant to any applicable Environmental Law.
“Holland & Knight” means Holland & Knight LLP.
“IBA” has the meaning set forth in Section 9.3(b).
“IBA Rules of Evidence” has the meaning set forth in Section 9.3(b).
“ICC” has the meaning set forth in Section 9.3(b).
“ICC Rules” has the meaning set forth in Section 9.3(b).
“IFRS” means the International Financial Reporting Standards published by the International Accounting Standards Board, consistently applied.
“Indebtedness” means with respect to any Person, and without duplication, all outstanding obligations of such Person (a) in respect of indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for such obligations for borrowed money, whether short-term or long-

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term; (b) secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired and subject thereto; (c) payable under interest rate protection agreements and swaps, hedges or similar instruments (as if the agreement, arrangement or instrument relating thereto were finally settled immediately prior to the Closing); (d) in respect of the deferred portion or installments of purchase price of property with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise (including, for the avoidance of doubt, any and all seller notes and so called “earn-out,” “deferred consideration” or similar post-closing payment obligations); (e) owed under any credit facility or evidenced by bonds, debentures, notes or similar instruments; (f) in respect of letters of credit, contingent obligations with respect to letters of credit, performance bonds, surety bonds or similar instruments, (h) in respect of off-balance sheet financing, including synthetic leases and project financing, (i) in respect of all deferred compensation for which the appropriate provision has not been made in the Financial Statements; (j) in respect of all outstanding severance obligations; (k) in respect of the Financial Lease Obligations and (l) in respect of guarantees (or any arrangement having the economic effect of a guarantee) in connection with the foregoing, in each case, including all principal, interest, premiums, penalties and breakage fees); provided, however, that “Indebtedness” shall not include (i) any item that would constitute Indebtedness solely between or among one Acquired Company and one or more other Acquired Company, (ii) operating leases on the Estimated Closing Balance Sheet pursuant to GAAP or (iii) accounts payable, accrued expenses, accrued income Taxes or deferred income Tax liability.
“Indemnified Party” has the meaning set forth in Section 8.1(b).
“Indemnifying Party” has the meaning set forth in Section 8.2.
“Indemnified Taxes” means (a) any Taxes imposed on or incurred by any Acquired Company with respect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date, (b) Taxes imposed on the Seller to the extent not paid by the Seller, (c) Taxes of any Person (other than the Company) payable by any Acquired Company as a transferee or successor, by Contract or pursuant to any Law or Order, that relate to an event or transaction occurring before the Closing Date, (d) Taxes of any member of an Affiliated Group of which any Acquired Company is or was a member on or before the Closing Date, including pursuant to any applicable Law comparable to Treasury Regulation Section 1.1502-6, (e) any Taxes attributable to an adjustment under applicable Tax Law by reason of a change in method of accounting made prior to Closing by the Seller with respect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date and (f) Seller’s 50% portion of the Transfer Taxes. Notwithstanding the foregoing, the Seller shall not be liable for any Taxes (and related costs and expenses) to the extent such Taxes were included in Relevant Debt or as a current liability in Relevant Working Capital, as finally determined, and subtracted from the Final Purchase Price.
“Independent Contractor” means any Person who, directly or indirectly, is hired for a payment, valuable compensation or consideration in exchange for performance and delivery of work or services for any other Person or Persons, pursuant to a Contract that does not qualify as a labor relationship under the Costa Rican Labor Code (Código de Trabajo), Law number 2 of 27 August 1943, as amended, and all rules and regulations promulgated thereunder.
“Infringe” means infringe, misappropriate or otherwise violate.
“Intellectual Property” means, collectively, all intellectual property, including all (a) patents and patent applications, together with all reissues, continuations, extensions, and reexaminations in connection therewith (collectively, “Patents”), (b) registered and unregistered trademarks, trademark registrations and applications therefor, trade dress, trade names, service marks, service mark registrations and applications

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therefor, Internet domain names, slogans, designs, pictures, logos and any other symbols used to identify any good and/or service (together with the goodwill associated with any of the foregoing) (collectively, “Marks”), (c) registered and unregistered copyrights, copyrightable works and other works of authorship, mask works, database rights, copyright registrations and applications therefor (collectively, “Copyrights”), (d) proprietary inventions, know-how, trade secrets, and proprietary confidential business information, (e) moral rights and any other intellectual property rights recognized under any Laws or international conventions, and in any country or jurisdiction in the world, (f) all applications, disclosures, renewals, extensions, continuations or reissues thereof, and all rights arising thereunder and (g) copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).
“Knowledge” means (a) with respect to the Seller, the actual knowledge after reasonable inquiry of Rick H. Sinkfield, Juan J. Hurtado Marimon, Lucia Mortola and Rosa Monge Monge and (b) with respect to Buyer, actual knowledge without investigation of the senior officers of the Buyer.
“Labor Organization” has the meaning set forth in Section 3.12.
“Law” means any federal, national, state, municipal or local law, statute, code, judgement, decree or ordinance of any Governmental Authority, and the rules and regulations promulgated thereunder.
“Leased Real Property” has the meaning set forth in Section 3.8(a).
“Legal Proceeding” means any action, audit, suit, claim, complaint, litigation, investigation, arbitration or similar proceeding, whether civil, criminal or administrative, at law or in equity, by or before a Governmental Authority or arbitrator.
“LEI” has the meaning set forth in the preamble to this Agreement.
“Lien” means any mortgages, liens, pledges, charges, security interests, leases, licenses, conditional sale agreements or other title retention agreements, options, rights of way, easements or encumbrances of any kind.
“Loan Price” has the meaning set forth in Section 2.2(a).
“Losses” has the meaning set forth in Section 8.1(a).
“Material Adverse Effect” means any change, development, event, effect or occurrence or series of any of the foregoing that, individually or in the aggregate, (x) is, or would reasonably be expected to be, material and adverse to the assets, liabilities, business, condition (financial or otherwise), operations or results of operations of the Acquired Companies, taken as a whole, or (y) prevents or materially delays a party’s ability to perform their obligations hereunder; provided, however, that none of the following shall be a “Material Adverse Effect,” nor shall any of the following be taken into account in determining whether a “Material Adverse Effect” has occurred:
(a)    changes resulting from general economic conditions in the United States, Costa Rica or any other country or region in the world, or changes resulting from conditions in the global economy generally;
(b)    changes resulting from conditions generally affecting the financial markets, credit markets or capital markets in the United States, Costa Rica or any other country or region in the world, including changes in interest rates in, and changes in exchange rates for the currencies of, the United States, Costa Rica or any other country;

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(c)    changes resulting from conditions generally affecting the industries in which the Acquired Companies conduct business;
(d)    changes resulting from political conditions generally affecting the United States, Costa Rica or any other country or region in the world;
(e)    acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States, Costa Rica or any other country or region in the world;
(f)    earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters in the United States, Costa Rica or any other country or region in the world;
(g)    changes in GAAP; or
(h)    any failure by the Acquired Companies to meet any internal projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be considered, or taken into account in determining whether there has been, a Material Adverse Effect);
provided, further, that the matters in clauses (a) through (d) shall be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent such matters adversely affect the Acquired Companies in a disproportionately adverse manner relative to other participants in the industries in which the Acquired Companies conduct their business generally.
“Material Contract” has the meaning set forth in Section 3.10(a).
“Minimum Mandatory Employment Terms” has the meaning set forth in Section 3.12(a).
“Most Recent Financial Statements” has the meaning set forth in Section 3.5(a).
“Non-Recourse Party” means, with respect to a party, any of such party’s past, present or future Representatives, equity holders, controlling Persons, Affiliates, members, managers, general or limited partners, or assignees (or any past, present or future Representative, equity holder, controlling Person, member, manager, general or limited partner, or assignee of any of the foregoing).
“Non-Prevailing Party” has the meaning set forth in Section 9.3(b).
“Objection Notice” has the meaning set forth in Section 2.5(g).
“Order” means any order, injunction, judgment, decree or ruling of a Governmental Authority or arbitrator.
“Ordinary Course of Business” means the ordinary and usual course of business of the Acquired Companies consistent with past practice.
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation, organization or trust, and other similar documents entered into or adopted at any time or filed in connection with the creation, formation or organization of such Person

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and (b) all by-laws, limited liability company agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Owned Real Property” has the meaning set forth in Section 3.8(a).
“Panama Agreements” means, collectively, (a) that certain Promise to Purchase Agreement by and among Universal Knowledge Systems Inc., Global Education Services Inc, ULatina, the Target Company and Excelencia Y Superación S.A., dated July 9, 2019 and (b) the Panama Escrow Agreement.
“Panama Agreement Rights” means the Acquired Companies’ rights and obligations under the Panama Agreements.
“Panama Assignment Agreements” means, collectively, (a) the First Amendment to Promise to Purchase Agreement by and among Universal Knowledge Systems Inc., Global Education Services Inc., ULatina, the Target Company, Excelencia y Superación S.A. and Seller, substantially the form shared with Buyer on January 3, 2020 and (b) the agreement offered or promulgated by the escrow agent under the Panama Escrow Agreement to convey to Seller (i) the Panama Escrow Agreement and (ii) the Acquired Companies’ rights and obligations under the Panama Escrow Agreement.
“Panama Escrow Agreement” means that certain Acuerdo de Depósito en Plica, dated September 30, 2019.
“Payoff Letters” means the letters provided by the lenders or other holders of certain Indebtedness in connection with the repayment in full of the Relevant Debt due thereunder as contemplated by this Agreement.
“Permits” means all permits, licenses, variances, exemptions, orders, registrations, franchises, consents, waivers, notifications, certificates, qualifications and approvals and governmental authorizations of all Governmental Authorities.
“Permitted Exceptions” means (a) minor non-monetary imperfections in title, restrictions, easements of record and rights of way on any Company Real Property disclosed in policies of title insurance or title reports made available to Buyer so long as none of the foregoing, individually or in the aggregate, are material in amount or do or would be reasonably likely to materially detract from the value of or impair the continued occupancy, use or operation of the property affected by such encumbrances or imperfections; (b) statutory liens for current Taxes, assessments or other governmental charges (i) not yet due or payable or the amount or validity of which is being contested in good faith by appropriate proceedings and (ii) for which adequate reserves have been made with respect thereto in accordance with GAAP; (c) mechanics’, carriers’, workers’, warehousemen’s, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business, in each case, (i) that are not yet due or payable or the amount or validity of which is being contested in good faith by appropriate proceedings and (ii) for which adequate reserves have been made with respect thereto in accordance with GAAP; (e) purchase money Liens and Liens securing rental payments under a capital or operating lease entered into in the Ordinary Course of Business (i) that have been made available to Buyer and (ii) under which no Acquired Company is in default; (f) pledges or deposits arising in the Ordinary Course of Business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, in each case, that are not yet due or payable; (g) Liens arising under a conditional sales contract or equipment lease with a third party entered into in the Ordinary Course of Business (i) that have been made available to Buyer and (ii) under which no Acquired Company is in default; and (h) zoning, building code, planning entitlement and other applicable land use and environmental restrictions imposed by Governmental Authorities having jurisdiction over real property so long as none of the foregoing,

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individually or in the aggregate, do or would be reasonably likely to materially detract from the value of or interfere with or adversely affect the continued occupancy, use or operation of the Company Real Property to which they relate in the conduct of the business currently conducted thereon
“Person” means any individual, corporation, partnership, limited liability company, association, trust, unincorporated entity or other legal entity.
“Post-Closing Period” has the meaning set forth in Section 7.5.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.
“Pre-Closing Tax Refund” has the meaning set forth in Section 6.5(d).
“Prevailing Party” has the meaning set forth in Section 9.3(b).
“Purchase Price” has the meaning set forth in Section 2.2.
“Purchase Price Adjustment” has the meaning set forth in Section 2.5(h)(ii).
“Purchase Price Allocation Statement” has the meaning set forth in Section 6.5(i).
“Purchased Loan” means that certain Loan Agreement No. NL041XB dated 1 April 2018, by and between Education Trademark, B.V. and ULatina, as assigned by Education Trademark. B.V. to Seller, pursuant to that certain Assignment of Loan Assets, in the amount of ₡8,602,825,058.65 as of the date hereof.
“Qualifying Claim” has the meaning set forth in Section 8.4(a).
“Real Property Lease” has the meaning set forth in Section 3.8(a).
“Registered Intellectual Property” means all (a) Patents, (b) registered Marks, and (c) registered Copyright.
“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration in the indoor or outdoor environment, including movement through or in the air, soil, surface water, ground water or property.
“Released Claims” has the meaning set forth in Section 7.4.
“Released Parties” has the meaning set forth in Section 7.4.
“Releasors” has the meaning set forth in Section 7.4.
“Relevant Debt” means, in respect of the Acquired Companies, as of the Closing, those items required to be included in (or excluded from, as the case may be) the Relevant Debt in accordance with Schedule 2.5(d), observing the breakdown of each entry of the chart of accounts pursuant to Schedule 2.5(d), excluding:
(a)    the Purchased Loan
(b)     any and all Financial Lease Obligations;

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(c)    any and all obligations under any operating leases;
(d)    any item or amount to the extent that it is taken into account in calculating the Estimated CAPEX Deficit, Actual CAPEX Deficit or Final CAPEX Deficit; and
(e)     any item or amount to the extent that it is taken into account in calculating Relevant Working Capital.
“Relevant Working Capital” means, in respect of the Acquired Companies, as of 12:01 A.M. on the Closing Date, the calculation below, observing the breakdown of each entry of the chart of accounts pursuant to Schedule 2.5(d). The Parties agree that Schedule 2.5(d) must prevail in case of discrepancies and that the accounting reclassification should be treated consistently with the accounting records of December 31, 2018 hereof:
(a)    the Acquired Companies’ current assets; less
(b)    the Acquired Companies’ current liabilities;
and including (or excluding, as the case may be) those items required to be included in (or excluded from, as the case may be) the Relevant Working Capital in accordance with Schedule 2.5(d) and excluding (i) any item or amount to the extent that it is taken into account in the calculating the Estimated CAPEX Deficit, Actual CAPEX Deficit or Final CAPEX Deficit and (ii) any item or amount to the extent that it is taken into account in calculating Relevant Debt. This amount can be a positive or negative number.
“Representatives” means the agents, officers, directors, managers, employees, accountants, counsel, financial advisors, investment advisors and other representatives of a Person.
“Restricted Business” means the operation or management of (a) campus-based higher education universities in Costa Rica and/or (b) bespoke educational offerings (including online and distance learning courses or hybrid courses) specifically targeted at or specifically marketed at Persons residing in Costa Rica.
“Restricted Cash” means, with respect to the Acquired Companies, without duplication, the aggregate amount of all restricted balances and restricted funds, amounts held in escrow or as a security or other deposit, held for or on behalf of a customer, or if usage of, or access to, cash is restricted by Law or Contract.
“Restricted Cash Period” has the meaning set forth in Section 7.5.
“Restricted Period” has the meaning set forth in Section 7.3(a).
“Revenue Earn-Out Payment” has the meaning set forth in Section 2.6(a)(i).
“Revenue Earn-Out Statement” has the meaning set forth in Section 2.6(c).
“Revenue Growth Rate Target” has the meaning set forth in Section 2.6(a)(ii).
“Schools” means the institutions of higher education owned and operated by the Acquired Companies, including the main campus and any other campus, branch, satellite location or other facility owned or leased by the Acquired Companies at which they offer 50% or more of an educational program, and any education programs offered via online delivery.

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“Second Firm” means the mutually agreeable, nationally recognized, independent accounting firm jointly retained by the parties in place of the Firm in connection with this Agreement.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Documents” means this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed or delivered by Seller in connection with the consummation of the Transactions.
“Seller Indemnified Party” has the meaning set forth in Section 8.1(b).
“Seller Key Employee” means any individual listed on Schedule 7.3.
“Seller Pre-Closing Communications” has the meaning set forth in Section 9.10.
“Seller Returns” has the meaning set forth in Section 6.5(a).
“Seller Tax Proceeding” has the meaning set forth in Section 6.5(g)(ii).
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Straddle Period Allocation” has the meaning set forth in Section 6.5(b).
“Subsidiary” means each Person with respect to which a specified Person owns 50% or more of the economic interests or has the right to vote (directly or indirectly through one or more other Persons or otherwise) securities or other ownership interests representing 50% or more of the votes eligible to be cast in the election of directors of such Person.
“Substantial Stake” means a stake equivalent to 15% of a company.
“Supplier Advances” means the supplier advances in the registered accounting balances 111630 as set forth in Schedule 2.5(d).
“Target Company” has the meaning set forth in the recitals to this Agreement.
“Target Relevant Working Capital” means (-₡2,300,000,000).
“Tax” means any federal, national, state, local, municipal or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, occupancy, personal property, sales, use, transfer, financial transaction, registration, value added, alternative or add on minimum, escheat or abandoned property, estimated or other tax of any kind whatsoever due to a Taxing Authority, (including Costa Rican income tax under the Costa Rican Income Tax Law (Ley del Impuesto sobre la Renta, número 7092), as amended, the Costa Rican Value-Added Tax Law (Ley de Impuesto al Valor Agregado, número 6826), as amended, the Costa Rican Law to Reinforce Public Finances (Ley de Fortalecimiento de las Finanzas Públicas, número 9635), the Costa Rican Tax and Procedures Code (Código de Normas y Procedimientos Tributarios, número 4755), as amended, the Costa Rican Fiscal Code (Código Fiscal, número 8), as amended, the Law on Taxes on Conveyances for Real Estate (Ley de Impuesto sobre Traspasos de Bienes Inmuebles, número 6999), as amended, the Law on Taxes over Real Estate (Ley del Impuesto sobre Bienes Inmuebles, número 7509), as amended, the Law for Fiscal

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Adjustment and Resolution of the Central American Importation Duty and Customs Council (Ley de Reajuste Fiscal, número 7088 y Resolución 18 del Consejo Arancelario y Aduanero Centroamericano), as amended, the Tax on Corporate Entities (Ley de Impuesto a las Personas Jurídicas, número 9428), as amended), including any interest, penalty or addition thereto, whether disputed or not. “Taxes” means any or all of the foregoing collectively.
“Tax Benefit” means the actual net cumulative reduction in Taxes paid in cash by an Indemnified Party attributable to the deductibility of a Loss in the Tax year when the Loss was incurred, or in the three succeeding Tax years, reduced in each case by any reasonably anticipated increase in the amount of Taxes required to be paid by such Indemnified Party or any of its Affiliates in any future taxable period attributable to such Loss.
“Tax Proceeding” has the meaning set forth in Section 6.5(g)(i).
“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.
“Taxing Authority” means any competent Governmental Authority responsible for the imposition, administration or collection of any Tax.
“Third Party Claim” has the meaning set forth in Section 8.2(a).
“Threshold Amount” has the meaning set forth in Section 8.4(a).
“Transaction Document” means any Seller Document or Buyer Document.
“Transaction Expenses” means the aggregate amount of (a) all of the fee and expenses incurred by the Acquired Companies in connection with or as a result of (i) the negotiation, documentation or execution of this Agreement and the Transaction Documents, (ii) the completion of the Transactions or (iii) the Acquired Company’s sale process; (b) all bonuses, benefits, severance or similar amounts that become payable or due or are otherwise required to be made in connection with or as a result of the consummation of the Transactions, or as a result of any change of control or other similar provisions; (c) the employer’s share of all payroll, employment or other Taxes, if any, required to be paid by Buyer (on behalf of any Acquired Company) or any Acquired Company with respect to the amounts payable pursuant to this Agreement, the amounts described in clauses (a) and (b) above or the forgiveness of any loans or other obligations owed by the Seller or employees in connection with the Transactions; (d) all of the fees and expenses incurred by the Acquired Companies under any management fee agreement or similar arrangement with the Seller or any of its Affiliates, including any fees and expenses incurred by any Acquired Company in connection with the termination of any such agreement or arrangement; and (e) all accrued interest and fees, expenses, premiums, penalties, prepayment fees, termination fees, breakage costs, indemnities or similar payments related to any of the obligations of the type referred to in clauses (a) through (d) above (calculated, in each case, assuming the Closing has occurred on the Closing Date and, in each case, to the extent (x) unpaid as of immediately prior to the Closing and (y) not already reflected in the calculation of Relevant Debt).
“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.
“Transfer Taxes” has the meaning set forth in Section 9.16.

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“Transition Services Agreement” has the meaning set forth in the recitals to this Agreement.
“UAM” means UAM S.R.L.
“UIP Favorable Withholding Determination” has the meaning set forth in Section 6.5(h).
“UIP Purchase Agreement” means that certain Promise to Purchase Agreement, dated as of July 9, 2019, by and among Universal Knowledge Systems Inc. and Global Education Services Inc., ULatina, the Target Company, and solely for the limited purpose of Section 8.6, Excelencia y Superación S.A.
“UIP Withholding Refund” has the meaning set forth in Section 6.5(h).
“UIP Withholding Tax” mean the 5% of the purchase price paid to the Target Company and ULatina pursuant to the UIP Purchase Agreement, which was withheld pursuant to Section 2.3 of the UIP Purchase Agreement as the Target Company’s and ULatina’s capital gain tax as set forth in Article 701(e) of the Fiscal Code of the Republic of Costa Rica.
“Ultimate Beneficial Owners” means the natural person or legal entity that controls a company either by: (i) holding a Substantial Stake of the company; (ii) exercising direct or indirect control over the company; (iii) has the ability to cease or designate most of the administrative bodies of the company; and/or, (iv) that according to the controlled company´s bylaws, has the authority to act without limitation on behalf of the company.
“ULatina” means Universidad U Latina, S.R.L.
“United States” means the United States of America.
“Units Price” has the meaning set forth in Section 2.2(a).

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